Exhibit 10.28

ASSET PURCHASE AGREEMENT
Dated as of March 1, 2009
between
STEMCELLS, INC.
and
STEM CELL SCIENCES PLC

ASSET PURCHASE AGREEMENT
     This Asset Purchase Agreement (this “Agreement”), is entered into and effective as of March 1, 2009 (the “Effective Date”), by and between StemCells, Inc. a Delaware corporation whose address is at 3155 Porter Drive, Palo Alto, CA 94304 (the “Purchaser”), and Stem Cell Sciences plc (Registered Number 05455929), a public limited company registered in England and Wales having its Registered Office at Meditrina Building 260, Babraham Research Campus, Cambridge CB22 3A, United Kingdom (the “Seller”).
RECITALS
     WHEREAS, the boards of directors of the Purchaser and Seller have deemed it expedient and in the best interests of their respective companies and stockholders that they consummate the Acquisition and the Contemplated Transactions, each as defined below;
     WHEREAS, in order to induce Purchaser to enter into this Agreement, concurrently with the execution and delivery of this Agreement, certain Significant Security Holders of the Seller are executing Voting Agreements in favor of certain resolutions proposed to be put to the stockholders of the Seller concerning the approval of the Contemplated Transactions; and
     WHEREAS, the Parties hereto desire to make certain representations, warranties, covenants, and agreements in connection with the transactions described above and also to prescribe various conditions to the consummation of the Contemplated Transactions;
AGREEMENT
     NOW THEREFORE, in consideration of the premises and mutual promises herein made, and in consideration of the representations, warranties and covenants herein contained, Purchaser and Seller hereby agree as follows:
1. DEFINITIONS; CERTAIN RULES OF CONSTRUCTION.
     1.1. As used herein, the following terms will have the following meanings:
     “Accounts” means the accounts of each member of the Acquired Group and the audited consolidated accounts of the Seller and its Subsidiaries for the accounting reference period which ended on the Accounts Date (comprising in each case a balance sheet and income statement or, as the case may be, a consolidated balance sheet and consolidated income statement, notes and directors’ and auditors’ reports).
     “Accounts Date” means December 31, 2007.
     “Accounts Relief” means any relief which appears as an asset in the Completion Statement or has been taken into account in reducing or eliminating any provision for deferred Tax which appears in the Completion Statement (or which, but for the presumed availability of such relief, would have appeared in the Completion Statement) and any prepayment of tax which is treated as an asset in the Completion Statement

     “Acquired Assets” is defined in Section 2.1.
     “Acquired Group” means the Company and each Subsidiary of the Company, including the Operating Subsidiaries, or any of them.
     “Acquired Product(s)” means all biological, cell line, medical, and drug products and related materials manufactured, distributed or developed by, or on behalf of, the Seller and its Subsidiaries, including cell culture media, transgenic animals, and human and murine stem and progenitor cell lines.
     “Acquired Shares” means 4,320,000 A ordinary shares of £0.0001 each and 10,995,000 ordinary shares of £0.0001 each in the capital of the Company, which together comprise the entire issued share capital of the Company.
     “Acquisition” means the purchase and sale of the Acquired Assets and the assumption of the Assumed Liabilities.
     “Acquisition Consideration” means the sum of (i) the Purchaser Shares and (ii) the Assumed Liabilities.
     “Action” means any Claim, action, cause of action, or suit (whether in contract, tort or otherwise), litigation (whether at law or in equity, whether civil or criminal), controversy, assessment, arbitration, investigation, hearing, charge, complaint, demand, notice or proceeding to, from, by, or before any Governmental Authority; provided, however, that Patent prosecution in the Ordinary Course of Business before the U.S. Patent and Trademark Office, corresponding foreign patent offices and under the Patent Cooperation Treaty, will not be considered an “Action.”
     “Affiliate,” with respect to any specified Person, means: (a) each Person directly or indirectly controlling, controlled by or under direct or indirect common control with such specified Person at such time, (b) each Person who is at such time an officer or director of, or direct or indirect beneficial holder of at least 10% of any class of the Equity Interests of, such specified Person, and (c) each Person that is managed by a common group of executive officers and directors as such specified Person.
     “Agreement” is defined in the Preamble.
     “AIM Rules for Companies” means the AIM Rules for Companies as published by the London Stock Exchange plc.
     “Ancillary Agreements” means the Escrow Agreement, the Voting Agreements, the Assignment and Assumption Agreement, the Stock Transfer Form and the Second Facility Agreement.
     “Assets” means all of the properties, rights and assets of Seller and its Subsidiaries, whether real or personal and whether tangible or intangible, including all assets reflected in the Half-Yearly Report or acquired after the Half-Yearly Report Date (except for such assets that have been sold or otherwise disposed of since the Half-Yearly Report Date in the Ordinary Course of Business).
     “Assigned Agreements” is defined in Section 2.1(d).
     “Assignment and Assumption Agreements” means the assignment and assumption agreements (and where applicable the deeds of novation) to be entered into between the Purchaser and Seller (and where applicable a Third Party), which will be in a form reasonably acceptable to the Parties, concerning the assignment of the Assigned Agreements.
     “Assumed Liabilities” is defined in Section 2.3.
     “ASX Listing Rules” means the rule governing the admission of securities to the official list of the Australian Stock Exchange operated by ASX Limited.
     “Awards” means any outstanding options and awards granted to employees of the Acquired Group prior to Completion under any share scheme, share based remuneration scheme, share option scheme or similar arrangements operated by the Seller or in which employees of the Acquired Group or former employees were entitled to, or did, participate including the Stem Cell Sciences EMI Scheme, the Stem Cell Sciences Unapproved Share Option Scheme and the various standalone option agreements which have been disclosed.
     “Bloomberg” is defined in Section 11.7.
     “Business” means the business and operations conducted or proposed to be conducted by the Seller and its Subsidiaries, including the research and development of technologies to grow, differentiate, purify, and use adult and embryonic stem cells, whether for the development of therapeutics or to permit the generation of highly purified stem cells and their differentiated progeny for use in genetic, pharmacological and toxicological screens, or otherwise.
     “Business Day” means any weekday other than a weekday on which banks in either London or San Francisco are authorized or required to be closed.
     “Circular” means the circular to the Seller’s stockholders required to be published pursuant to Rule 15 of the AIM Rules for Companies setting out the information specified by Rule 15 of, and Schedule 4 to, the AIM Rules for Companies and convening a general meeting of the Seller’s stockholders.
     “Claim” means any claim or assertion of any other right whatsoever (including arising under any Debt, bond, promise, liability for damages, equitable claim and/or judgment), whether liquidated, fixed or contingent, direct or indirect, or imputed.
     “Code” means the U.S. Internal Revenue Code of 1986.
     “Commercial Confidential Information” means all information not in the public domain, other than Technical Confidential Information, which Seller and/or any of its Representatives received or obtained at any time by reason of, or in connection with, their relationship with either the Acquired Group or the Business, including: trade secrets; customer/client lists, contact details of, or other information relating to, clients, customers and suppliers and individuals within those organizations; financial projections, target details and accounts; fee levels, pricing policies, commissions and commission charges; budgets, forecasts, reports, interpretations, records, and corporate and business plans; planned products and services; and marketing and advertising plans, requirements and materials, marketing surveys and research reports and market share and pricing statistics.
     “Companies Legislation” means the Companies Act 2006, Companies Act 1985, Companies Consolidation (Consequential Provisions) Act 1985, Companies Act 1989 and Part V of Criminal Justice Act 1993.
     “Company” means Stem Cell Sciences Holdings Limited, a private limited company registered in the United Kingdom (Registered Number SC247746) having its Registered Office at Saltire Court, 20 Castle Terrance, Edinburgh, Lothian EH1 2ED, United Kingdom. Certain details of the Company are set out in Schedule 1.1(a).
     “Compensation” means, with respect to any Person, all salaries, compensation, remuneration, bonuses, or benefits of any kind whatever (including issuances or grants of Equity Interests), made directly or indirectly to such Person or Affiliates of such Person.
     “Competing Proposal” is defined in Section 7.7(a).
     “Completion” is defined in Section 3.2.
     “Completion Date” means the date on which the Completion actually occurs.
     “Conditions” means the conditions to the Purchaser’s obligations at the Completion, as set out in Section 8 and the conditions to the Seller’s obligations at the Completion, as set out in Section 9.
     “Confidentiality Agreement” is defined in Section 7.4(a).
     “Contemplated Transactions” means, collectively, the transactions contemplated by this Agreement, including (a) the Acquisition and (b) the execution, delivery and performance of this Agreement and the Ancillary Agreements.
     “Contractual Obligation” means, with respect to any Person, any contract, agreement, deed, mortgage, lease, license, commitment, promise, undertaking, arrangement, or understanding, whether written or oral and whether express or implied, or other document or instrument (including any document or instrument evidencing or otherwise relating to any Debt) to which, or by which, such Person is a party or otherwise subject or bound or to which, or by which, any property, business, operation, or right of such Person is subject or bound.
     “Copyrights” means all copyrights and copyrightable works, whether published or unpublished, including all rights of authorship, use, publication, reproduction, distribution, performance and public display, transformation, moral rights and rights of ownership of copyrightable works and all rights to register and obtain renewals and extensions of registrations, rights to make derivative works based on the foregoing, together with all other interests accruing by reason of copyright law.
     “Credit Facility” is defined in Section 7.13.
     “Debt” means, with respect to any Person, all obligations (including all obligations in respect of principal, accrued interest, penalties, fees, and premiums) of such Person (a) for borrowed money (including overdraft facilities), (b) evidenced by notes, bonds, debentures, or similar Contractual Obligations, (c) for the deferred purchase price of property, goods or services (other than trade payables or accruals incurred in the Ordinary Course of Business), (d) under capital leases (in accordance with IFRS), (e) in respect of letters of credit and bankers’ acceptances, (f) for Contractual Obligations relating to interest rate protection, swap agreements and collar agreements, and (g) in the nature of Guarantees of the obligations described in clauses (a) through (f) above of any other Person.
     “Disclosure Letter” means the letter dated as of the date of this Agreement written and delivered by or on behalf of the Seller to the Purchaser, in the form reasonably agreed upon by the Parties.
     “Effective Date” is defined in the Preamble.
     “Enforceable” means, with respect to any Contractual Obligation stated to be enforceable by or against any Person, that such Contractual Obligation is a legal, valid and binding obligation of such Person enforceable by or against such Person in accordance with its terms, except to the extent that enforcement of the rights and remedies created thereby is subject to bankruptcy, insolvency, reorganization, moratorium, and other similar laws of general application affecting the rights and remedies of creditors and to general principles of equity (regardless of whether enforceability is considered in a proceeding in equity or at law).
     “Environmental Law” means all applicable statutes and subordinate legislation and other national, international or European Union laws, common laws, guidance notes, or codes of practice insofar as they relate to or apply to health, safety or environmental matters, from time to time, including those Legal Requirements relating to any natural or artificial substances or materials (whether solid, liquid, gas or otherwise and whether alone or in combination with any other substance) capable of causing harm to human health and/or the environment, including, for the avoidance of doubt, noise, light, radiation, and vibration.
     “Equity Interests” means (a) any capital stock, share, partnership or membership interest, unit of participation, or other similar interest (however designated) in any Person and (b) any option, warrant, purchase right, conversion right, exchange rights, or other Contractual Obligation which would entitle any Person to acquire any such interest in such Person or otherwise entitle any Person to share in the equity, profit, earnings, losses, or gains of such Person (including stock appreciation, phantom stock, profit participation, or other similar rights).
     “Escrow Agent” is defined in Section 3.3.
     “Escrow Agreement” is defined in Section 3.3.

     “Escrowed Shares” is defined in Section 3.3.
     “Estimated Closing Balance Sheet” is defined in Section 2.6.
     “Estimated Closing Statement” is defined in Section 2.6.
     “Exchange Act” means the U.S. Securities Exchange Act of 1934.
     “Excluded Assets” is defined in Section 2.2.
     “Excluded Liabilities” is defined in Section 2.4.
     “Facility Agreement” means the facility agreement between Purchaser and the Seller dated December 23, 2008, as amended and supplemented from time to time.
     “FDA” is defined in Section 4.16(b)(ii).
     “FDA Fraud Policy” is defined in Section 4.16(b)(vi).
     “FDCA” is defined in Section 4.16(b)(ii).
     “Filing Deadline” is defined in Section 7.11(a).
     “FRS” means a Financial Reporting Standard issued by the Accounting Standards Board.
     “GAAP” means generally accepted accounting principles in the United States as in effect from time to time.
     “GMP” is defined in Section 4.16(b)(ii).
     “Governmental Authority” means any federal, state, local, or foreign government (or political subdivision thereof), any local, state, national, or multinational organization or authority, any authority, agency or commission entitled to exercise any administrative, executive, judicial, legislative, police, regulatory, or taxing authority or power, any court or tribunal (or any department, bureau or division thereof), or any arbitrator or arbitral body.
     “Governmental Order” means any order, writ, judgment, injunction, decree, stipulation, ruling, determination, or award entered by or with any Governmental Authority that is binding on any Person or any of its property under any Legal Requirement.
     “Group” has the meaning given to it in Section 13(d)(3) of the Exchange Act.
     “Guarantee” means, with respect to any Person, (a) any guarantee of the payment or performance of, or any contingent obligation in respect of, any Debt or other Liability of any other Person, (b) any other arrangement whereby credit is extended to any obligor (other than such Person) on the basis of any promise or undertaking of such Person (i) to pay the Debt or other Liability of such obligor, (ii) to purchase any obligation owed by such obligor, (iii) to purchase or lease assets under circumstances that are designed to enable such obligor to discharge one or more of its obligations, or (iv) to maintain the capital, working capital, solvency, or general financial condition of such obligor, and (c) any liability as a general partner of a partnership or as a venturer in a joint venture in respect of Debt or other obligations of such partnership or venture.
     “Half-Yearly Report” means the condensed set of unaudited financial statements in the half-yearly report of the Seller Group for the six months ended on the Half-Yearly Report Date comprising a consolidated income statement, a consolidated statement of changes in equity and a consolidated cash flow statement and related explanatory notes.
     “Half-Yearly Report Date” means June 30, 2008.
     “IFRS” means an International Accounting Standard or an International Financial Reporting Standard issued by the International Accounting Standards Board and to any related interpretation by the Standing Interpretations Committee or its successor, the International Financial Reporting Interpretations Committee.
     “Inbound IP Agreements” is defined in Section 4.15(b).
     “Indemnification Limit” is defined in Section 11.2.
     “Indemnification Threshold” is defined in Section 11.2.
     “Indemnified Party” means, with respect to any Indemnity Claim, the party asserting such claim under Section 11.1 or 11.3, as the case may be.
     “Indemnifying Party” means, with respect to any Indemnity Claim, the party under Section 11.1 or 11.3, as the case may be, against whom such claim is asserted.
     “Indemnity Claim” means a claim for indemnity under Section 11.1 or 11.3.
     “Intellectual Property” means any and all of the following in any country: Copyrights, Patents, Trademarks, domain name registrations, moral rights, publicity rights, Trade Secrets, know how rights, software (including source code and object code), data or other exclusivity rights, all inventions whether or not patentable, and any other intellectual property rights or intangible assets of any kind or nature whether owned, licensed or otherwise held.
     “Inter-Company Debt” means all Debt obligations between either the Seller or Stem Cell Sciences LLC and the Acquired Group.
     “IP Agreements” is defined in Section 4.15(b).
     “ITEPA” is defined in Section 4.18(c).
     “Legal Requirement” means, with respect to any Person, any federal, state, local, or foreign law, statute, standard, ordinance, code, rule, regulation, resolution or promulgation, judicial interpretation, or any Governmental Order, including any rules or requirements of the European Union, or any license, franchise, permit, or similar right granted under any of the foregoing, or any similar provision having the force or effect of law applicable to such Person or any of such Person’s property, assets, officers, directors, employees, consultants, agents, Affiliates, or Representatives.
     “Liability” means, with respect to any Person, any liability or obligation of such Person whether known or unknown, whether asserted or unasserted, whether determined, determinable or otherwise, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, whether incurred or consequential, whether due or to become due and whether or not required under GAAP or IFRS, as applicable, to be accrued on the financial statements of such Person.
     “Lien” means any mortgage, pledge, lien, security interest, charge, Claim, condition, out-bound license, covenant not to sue, option, right of first offer or refusal, buy/sell agreement, equitable interest, encumbrance, restriction on transfer, conditional sale or other title retention device or arrangement (including a capital lease), transfer for the purpose of subjection to the payment of any Debt, or restriction on the creation of any of the foregoing or any other restriction or covenant with respect to, or condition governing the use, construction, transfer, receipt of income or exercise of any other attribute of legal or equitable ownership, whether relating to any property or right or the income or profits therefrom; provided, however, that the term “Lien” will not include (i) statutory liens for Taxes to the extent that the payment thereof is not in arrears or otherwise due, (ii) encumbrances in the nature of zoning restrictions, easements, rights or restrictions of record on the uses of real property if the same do not detract from the value of the property encumbered thereby or impair the use of such property in the Business as currently conducted, (iii) statutory or common law liens to secure landlords, lessors or renters under leases or rental agreements confined to the premises rented to the extent that no payment or performance under any such lease or rental agreement is in arrears or is otherwise due, (iv) deposits or pledges made in connection with, or to secure payment of, worker’s compensation, unemployment insurance, old age pension programs mandated under applicable laws or other social security regulations, and (v) statutory or common law liens in favor of carriers, warehousemen, mechanics and materialmen, statutory or common law liens to secure claims for labor, materials or supplies and other like liens, which secure obligations to the extent that payment thereof is not in arrears or otherwise due in the case of (i) - (v), which have been incurred in the Ordinary Course of Business.
     “Losses” is defined in Section 11.1.
     “Management Accounts” means the unaudited accounts of the Acquired Group and the unaudited consolidated accounts of the Seller and its Subsidiaries for the period from the Half-Yearly Report Date to January 31, 2009 (comprising in each case a balance sheet and income statement or, as the case may be, a consolidated balance sheet and consolidated income statement).
     “Material Adverse Effect” means any change, event, circumstance, effect or development that, individually or in the aggregate with all other changes, events, circumstances, effects or developments that exists on the date of determination of the occurrence of a Material Adverse Effect, has had or is reasonable likely to have a material adverse effect on (a) the business, assets, liabilities, condition (financial or other) or results of operations of the Acquired Group, taken as a whole, (b) the ability of the Seller to consummate the Contemplated Transactions or

(c) the ability of Purchaser to operate the Business immediately after the Completion, but excluding, in the case of clause (a), any change(s), event(s), circumstance(s), effect(s) or development(s) concerning general financial, market or economic conditions (in each case to the extent that the Acquired Group is not disproportionately adversely affected).
     “Off-the-Shelf Software” means software, other than open source software, obtained from a Third Party, whether run on the Acquired Group’s systems or accessed on an application service provider basis, (i) on general commercial terms and which continues to be widely available on such commercial terms, (ii) which is not distributed with or incorporated in any of the Acquired Products or services, (iii) which is used for business infrastructure or other internal purposes, and (iv) was licensed for fixed payments of less than US$25,000 in the aggregate or annual or periodic payments of less than US$25,000 per year.
     “OFT” means the Office of Fair Trading of the United Kingdom.
     “Operating Subsidiaries” means, collectively, Stem Cell Sciences Australia (Pty) Ltd and Stem Cell Sciences (UK) Limited.
     “Ordinary Course of Business” means an action taken by any Person in the ordinary course of such Person’s business which is consistent with the past customs and practices of such Person (including past practice with respect to quantity, amount, magnitude, and frequency).
     “Ordinary Shares” means Ordinary Shares of 1 pence each in the capital of the Seller, each of which carries pari passu voting rights.
     “Organizational Documents” means, with respect to any Person (other than an individual), (a) the memorandum of association, articles of association or certificate of incorporation or organization of such Person and any other similar documents adopted or filed in connection with the creation, formation or organization of such Person and (b) all bylaws, voting agreements and similar documents, instruments or agreements relating to the organization or governance of such Person, in each case, as amended or supplemented.
     “Outbound IP Agreements” is defined in Section 4.15(b).
     “Party” means either the Seller or the Purchaser and their permitted successors or assigns, respectively; and the term “Parties” refers to both of them together.
     “Patents” means (a) all national, regional and international patents and patent applications, including provisional patent applications, (b) all patent applications filed either from such patents, patent applications or provisional applications or from an application claiming priority from any of the foregoing, including divisionals, continuations, continuations-in-part, provisionals, converted provisionals, and continued prosecution applications and any and all rights to claim priority from any of the foregoing, (c) any and all patents that have issued or in the future issue from the foregoing patent applications ((a) and (b)), including utility models, petty patents, design patents, and certificates of invention, (d) any and all extensions or restorations by existing or future extension or restoration mechanisms, including revalidations, reissues, re-examinations, and extensions (including any supplementary protection certificates and the like) of the foregoing patents or patent applications ((a), (b) and (c)), and (e) any similar rights, including so-called pipeline protection, or any importation, revalidation, confirmation, or introduction patent or registration patent or patent of additions to any such foregoing patent applications and patents.
     “Permits” means, with respect to any Person, any license, franchise, permit, consent, approval, right, privilege, certificate, or other similar authorization issued by, or otherwise granted by, any Governmental Authority or any other Person to which, or by which, such Person is subject or bound or to which, or by which, any property, business, operation, or right of such Person is subject or bound.
     “Permitted Liens” is defined in Section 2.1.
     “Person” means any individual or corporation, association, partnership, limited liability company, joint venture, joint stock or other company, business trust, trust, organization, Governmental Authority, or other entity of any kind.
     “Post-Completion Tax Period” means any Tax Period beginning after the Completion Date and that portion of a Straddle Period beginning after the Completion Date.
     “Pre-Completion Tax Period” means any Tax Period ending on or before the Completion Date and the portion of any Straddle Period ending on the Completion Date.
     “Properties” means (a) Units 13 and 14, Meditrina, Babraham Research Campus, Cambridge, England; (b) Minerva Building, Babraham Research Campus, Cambridge, England and (c) Level 2 of Building 75 at the Strip at Monash University, Clayton, Victoria, Australia.
     “Prospectus” is defined in Section 7.11(b)(i).
     “Purchaser” is defined in the Preamble.
     “Purchaser Common Stock” means the common stock, par value US$.01 per share, of Purchaser.
     “Purchaser Drop Dead Date” is defined in Section 10.1(b).
     “Purchaser Shares” is defined in Section 2.5.
     “Purchaser Indemnified Person” is defined in Section 11.1.
     “Quality System Regulations” is defined in Section 4.16(b)(ii).
     “Records” is defined in Section 3.4(m).
     “Registered Intellectual Property” is defined in Section 4.15(a).
     “Registration Period” is defined in Section 7.11(a).
     “Registration Statement” is defined in Section 7.11(a).

     “Regulation S” is defined in Section 4.34.
     “Relevant Benefits” is defined in Section 4.19.
     “Representative” means, with respect to any Person, any director, officer, employee, agent, consultant, advisor, or other representative of such Person, including legal counsel, accountants and financial advisors.
     “Required Effective Date” is defined in Section 7.11(a).
     “Required Stockholder Vote” is defined in Section 4.3(d).
     “Restricted Territories” means: (a) the United Kingdom, the Channel Islands, the Isle of Man, and the Republic of Ireland; (b) Australia; (c) the United States; (d) Japan and the rest of Asia east of Pakistan; and (e) any other country in which any company in the Acquired Group carries on business at the time of Completion.
     “Retained Agreements” is defined in Section 2.2(c).
     “SEC” is defined in Section 5.10.
     “SEC Reports” is defined in Section 5.10.
     “Second Facility Agreement” is defined in Section 7.13.
     “Securities Act” means the U.S. Securities Act of 1933.
     “Seller” is defined in the Preamble.
     “Seller Drop Dead Date” is defined in Section 10.1(c).
     “Seller Group” means the Seller and its direct and indirect Subsidiaries from time to time, or any of them.
     “Seller Indemnified Person” is defined in Section 11.3.
     “Seller’s Knowledge” and similar phrases means the actual knowledge, after reasonable investigation and inquiry, of each or any of Alastair Riddell, Giorgio Reggiani, Timothy Allsopp, George Murphy and George Schlich.
     “Seller Security Holders” means the holders of Equity Interests in the Seller.
     “Significant Security Holders” means such Persons as hold (or otherwise exercise the power to exercise the voting rights attaching to), collectively, not less than 30% of the Seller’s Ordinary Shares.
     “Stockholders Meeting” means a general meeting of the Seller’s stockholders for the purpose of approving and adopting the Acquisition and the Contemplated Transactions.

     “Stock Transfer Forms” means the stock transfer forms by which the Seller’s interest in the Acquired Shares will be transferred to the Purchaser, which will be in the form of Exhibit A1-A2.
     “Straddle Period” means any Tax Period beginning before and ending after the Completion Date.
     “Subsidiary” means, with respect to any specified Person, any other Person of which such specified Person will, at the time, directly or indirectly through one or more Subsidiaries, (a) own at least 50% of the outstanding capital stock (or other shares of beneficial interest) entitled to vote generally, (b) hold at least 50% of the partnership, limited liability company, joint venture, or similar interests or (c) be a general partner, managing member or joint venturer.
     “Stem Cell Sciences Australia” means Stem Cell Sciences (Australia) Pty Limited, a private limited company registered in Australia (Registered Number ACN 063 293 130) having its Registered Office at Level 2 of Building 75 at the Strip at Monash University, Clayton, Victoria, Australia, certain details of which are set out in Schedule 1.1(a).
     “Stem Cell Sciences LLC” means Stem Cell Sciences LLC, a California limited liability corporation with its principal office at 845 Oak Grove Avenue, Suite 220, Menlo Park, California 94025.
     “Stem Cell Sciences UK” means Stem Cell Sciences (UK) Limited, a private limited company registered in Scotland (Registered Number SC209852) having its Registered Office at Saltire Court, 20 Castle Terrance, Edinburgh, Lothian EH1 2 ED, United Kingdom certain details of which are set out in Schedule 1.1(a).
     “Tax” or “Taxes” means (a) any and all federal, state, local, or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental, customs duties, capital stock, franchise, profits, withholding, social security (or similar, including FICA), unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated, or escheat liability, or other tax of any kind or any charge of any kind in the nature of (or similar to) taxes whatsoever, including any interest, penalty, or addition thereto, whether disputed or not and (b) any liability for the payment of any amounts of the type described in clause (a) of this definition as a result of being a member of an affiliated, consolidated, combined, or unitary group for any period, as a result of any tax sharing or tax allocation agreement, arrangement or understanding, or as a result of being liable for another person’s taxes as a transferee or successor, by contract or otherwise.
     “Tax Document” is defined in Section 12.3.1.
     “Tax Period” means any period prescribed by any Governmental Authority for which a Tax Return is required to be filed or a Tax is required to be paid.
     “Tax Return” means any return, declaration, report, claim for refund or information return or statement relating to Taxes supplied or required to be supplied to a Taxing Authority, including any schedule or attachment thereto, and including any amendment thereof.

     “Taxing Authority” means any Governmental Authority having jurisdiction with respect to any Tax.
     “Technical Confidential Information” means information not in the public domain, which any Representative of the Seller or any of its Subsidiaries received or obtained at any time by reason of, or in connection with, his or her relationship with either the Acquired Group or the Business, which is of a technical nature, including: the Acquired Group’s scientific data; clinical and pre-clinical information; computer software and passwords; Trade Secrets; and Technology.
     “Technology” means all inventions, works, discoveries, innovations, information (including ideas, research and development, know-how, formulas, methods, processes and techniques, methods, data, clinical trial data, clinical trial protocols, designs, drawings, specifications, customer and supplier lists, pricing and cost information, business and marketing plans and proposals, documentation and manuals), cell lines, plasmids encoding any DNA sequence, biologic or chemical materials, or other compositions of matter, computer software, firmware, computer hardware, devices, electronic, electrical and mechanical equipment and all other forms of technology, including improvements, modifications, works in process, derivatives or changes, whether tangible or intangible, embodied in any form, whether or not protectable or protected by patent, copyright, mask work right, trade secret law or otherwise, and all documents and other materials recording any of the foregoing.
     “Termination Date” is defined in Section 10.1.
     “Third Party” means any Person other than a Party or their respective Subsidiaries.
     “Third Party Claim” is defined in Section 11.6(a).
     “Trademarks” means any word, name, symbol, color, designation or device or any combination thereof for use in the course of trade, including any trademark, registered trademark, application for registration of trademark, service mark, trade dress, brand mark, trade name, registered trade name, application for registration of trade name, brand name, domain name, logo, or business symbol.
     “Trade Secrets” means all confidential information and trade secrets such as confidential know-how, inventions, discoveries, improvements, concepts, ideas, methods, processes, designs, plans, schematics, drawings, formulae, technical data, specifications, research and development information, technology and product roadmaps, and data bases.
     “Transaction Expenses” is defined in Section 7.8.
     “Transfer Taxes” is defined in Section 12.1.
     “Valuation Methodology” means, for a particular date, (i) the 10-day volume-weighted average price per share of Purchaser Common Stock on the NASDAQ Global Market or other trading market where such security is listed or traded as reported by Bloomberg Financial Markets (or a comparable reporting service of national reputation selected by the Purchaser and reasonably acceptable to the Seller if Bloomberg Financial Markets is not then reporting sales prices of such security) (collectively, “Bloomberg”) for the ten (10) consecutive trading days immediately preceding the applicable date, or (ii) if the NASDAQ Global Market is not the principal trading market for the shares of Purchaser Common Stock, the 10-day volume-weighted average price reported by Bloomberg on the principal trading market per share of Purchaser Common Stock during the same period, or, if there are no volume-weighted average prices for such period, the last sales price reported by Bloomberg for such period, or (iii) if neither of the foregoing applies, the last sales price of such security in the over-the-counter market on the pink sheets or bulletin board for such security as reported by Bloomberg, or if no sales price is so reported for such security, the last bid price of such security as reported by Bloomberg or (iv) if fair market value cannot be calculated as of such date on any of the foregoing bases, the fair market value will be as determined by the board of directors of the Purchaser in the exercise of its good faith judgment.
     “Voting Agreement” means an irrevocable voting agreement entered into by any of the Significant Security Holders in the form attached hereto as Exhibit B.
     “Working Capital” means (i) current assets net of any cash, cash equivalents and short-term or other marketable investments, minus (ii) current liabilities net of any Inter-Company Debt, in each case determined in a manner consistent with that adopted in the preparation of the Accounts.
     “Working Capital Shortfall” is defined in Section 2.6.
     “Working Capital Target” means £(200,000).
     1.2. In this Agreement (unless the context requires otherwise):
(a) references to a Section, Clause, Article, Exhibit, or Schedule means a section, clause, article, exhibit, or schedule of this Agreement, unless another document is specified;
(b) any reference to this Agreement includes the Introduction, Exhibits, Schedules, and Disclosure Letter, and includes any amendments to the Agreement or to the Introduction, Exhibits, Schedules, and/or Disclosure Letter that the Parties may duly enter into, from time to time after the Effective Date, in accordance with Section 13.3;
(c) any reference to any statute, statutory provision or subordinate legislation is to be construed as a reference to the same as it may have been, or may from time to time be, amended, modified, consolidated, or re-enacted and in force, and any reference to a statute or statutory provision includes any subordinate legislation made under it;
(d) references to a particular Person include such Person’s successors and assigns to the extent not prohibited by this Agreement;
(e) any gender includes a reference to the other genders;
(f) words in the singular or plural form include the plural and singular form, respectively;

(g) “directly or indirectly” means either alone or jointly with any other Person and whether on his own account or in partnership with another or others or as the holder of any interest in or as officer, employee, or other Representative of, or consultant to, any other Person;
(h) any phrase introduced by the terms “including,” “include,” “in particular,” or a similar expression will be construed as illustrative and will not limit the sense of the words preceding those terms, unless preceded by the word “not”;
(i) any reference to something being “in writing” or “written” will include a reference to that thing being produced by any legible and non-transitory substitute for writing (including in electronic form) or partly in one manner and partly in another; and
(j) where it is necessary to determine whether a monetary limit or threshold set out in this Agreement has been reached or exceeded (as the case may be) and the value of the relevant claim or any of the relevant claims is expressed in a currency other than U.S. dollars, the value of each such claim will be translated into U.S. dollars at the prevailing exchange rate applicable to that amount of that non-U.S. dollar currency by reference to middle-market rates quoted by the Royal Bank of Scotland plc immediately before close of business in London on the date of receipt by the relevant Person(s) of written notification in accordance with this Agreement of the existence of such claim, or if such day is not a Business Day, on the Business Day immediately preceding such day.
1.3. The Section, Clause, Article, Exhibit, and Schedule headings in this Agreement are included for convenience only and do not affect the interpretation of this Agreement.
2.	THE ACQUISITION.
2.1. Purchase and Sale of the Acquired Assets. The Seller agrees to sell, transfer, convey, assign, and deliver to Purchaser with full title guarantee, and Purchaser agrees to purchase from the Seller, at the Completion and subject to and upon the terms and conditions contained herein, free and clear of any Liens other than the Liens set forth on Schedule 2.1 (the “Permitted Liens”) (and in the case of the Assigned Agreements, subject to the terms of the Assigned Agreements, the Assignment and Assumption Agreements and the provisions of Section 2.8), all of the Seller’s right, title and interest in, to and under all of the following assets, properties and rights (whether tangible or intangible, whether real, personal or mixed, whether fixed, contingent or otherwise and including the Seller’s Intellectual Property rights contained therein or related thereto) (collectively, the “Acquired Assets”):
(a) all of the Acquired Shares, with effect from and including the Completion Date to the intent that as from that date all rights and advantages accruing to the Acquired Shares, including any dividends or distributions declared or paid on the Acquired Shares after that date, will belong to the Purchaser;
(b) all Inter-Company Debt payable to the Seller or Stem Cell Sciences LLC;

(c) all goodwill and going concern value of the Business, insofar as the same is held by the Seller (as opposed to the Acquired Group);
(d) the written contracts, which will be assigned to Purchaser effective as of the Completion Date, set forth on Schedule 2.1(d) (collectively, the “Assigned Agreements”);
(e) the Seller’s rights and obligations under any other grants, collaborations or material agreements to the extent comprising (or to the extent used in the operation of) the Business; and
(f) all other assets, properties and rights of the Seller to the extent comprising (or to the extent used in the operation of) the Business, other than the Excluded Assets.
     The Parties acknowledge that Purchaser is acquiring, by virtue of its acquisition of the Acquired Shares, an indirect ownership interest (as stockholder) over the assets, properties, goodwill and rights of the Acquired Group.
2.2. Excluded Assets. The Seller hereby retains and will not transfer, assign, convey or otherwise transfer to Purchaser any of the following assets, properties or rights (the “Excluded Assets”):
(a) all of the outstanding Equity Interests of Stem Cell Sciences LLC, a California limited liability company;
(b) cash, cash equivalents and short-term or other marketable investments of the Seller Group;
(c) the written contracts, which will be retained (and, if the Seller so elects, may be hereafter terminated) by the Seller, set forth on Schedule 2.2(c) (collectively, the “Retained Agreements”); and
(d) the statutory books, registers, minutes, Tax records, accounts, schedules of creditors and other administrative records (including relevant correspondence, documents, files and memoranda) of the Seller (as distinct from the Records of the Acquired Group).
2.3. Assumed Liabilities. At the Completion, Purchaser will assume (and from and after the Completion Purchaser will satisfy, perform and otherwise discharge when due and, on the terms and subject to the conditions of Section 11, will hold the Seller harmless with respect to) in accordance with their respective terms only, the following specified obligations and liabilities of the Seller (collectively, the “Assumed Liabilities”), but no others:
(a) obligations and any other Liabilities accruing after the Completion Date (i.e., post-Completion Liabilities) under any of the Assigned Agreements;

(b) the Liabilities accruing after the Completion Date (i.e., post-Completion Liabilities) in respect of the Liabilities of the Acquired Group;
(c) the Liabilities accruing after the Completion Date (i.e., post-Completion Liabilities) in respect of the Liabilities arising in connection with the Acquired Assets; and
(d) any Liability of the Seller Group in respect of the Facility Agreement or the Second Facility Agreement.
Purchaser is not assuming, and will not be deemed to have assumed by virtue of acquiring the Acquired Assets or the Assumed Liabilities, any obligations or liabilities of the Seller or Stem Cell Sciences LLC other than the Assumed Liabilities specifically described above. No assumption by Purchaser of any of the Assumed Liabilities will relieve, or be deemed to relieve, the Seller or Stem Cell Sciences LLC from any Contractual Obligation or Liability under this Agreement with respect to any representations or warranties made by the Seller to Purchaser. Notwithstanding the foregoing, the Parties acknowledge that Purchaser’s acquisition of the Acquired Shares at Completion will make it the sole stockholder of the Acquired Group.
2.4. Excluded Liabilities. Notwithstanding anything in this Agreement to the contrary, Purchaser is not assuming (and the Seller will satisfy and perform when due and, on the terms and subject to the conditions of Section 11, will hold Purchaser harmless with respect to) any Liabilities of either the Seller or Stem Cell Sciences LLC other than the Assumed Liabilities (the “Excluded Liabilities”). For the avoidance of doubt, the Excluded Liabilities include:
(a) any Liability of either the Seller or Stem Cell Sciences LLC for or in respect of any and all Taxes (or the non-payment thereof) of either the Seller or Stem Cell Sciences LLC (whether incurred on, prior to or subsequent to Completion) and any Liability for any and all Taxes levied with respect to the Acquired Assets that are allocated to the Seller pursuant to Section 12.4;
(b) any Liability of either the Seller or Stem Cell Sciences LLC for or in respect of Debt;
(c) any Liability of either the Seller or Stem Cell Sciences LLC to indemnify any Person by reason of the fact that such Person is or was a director, officer, employee, stockholder, or agent of the Seller or is or was serving at the request of the Seller as a partner, trustee, director, officer, employee, or agent of another entity;
(d) any Liability of either the Seller or Stem Cell Sciences LLC arising as a result of, or out of any Claim or Action pertaining to, or relating in any way to, either the Seller or Stem Cell Sciences LLC initiated at any time, whether or not described in any Schedule hereto, including any Liability of either the Seller or Stem Cell Sciences LLC arising from any Action initiated at any time in respect of anything done, suffered to be done or omitted to be done by either the Seller or Stem Cell Sciences LLC or any of their respective Representatives or any holder of any of Seller’s Equity Interests;
(e) any Liability of the Seller arising under or incurred in connection with the making or performance of this Agreement, the Ancillary Agreements or any of the other agreements contemplated hereby or thereby;
(f) any Liability of the Seller arising out of any employee benefits or the termination of any employee benefits;
(g) any Liability of the Seller of any kind (including as a result of the sale of the Acquired Assets or as a result of the termination of employment by the Seller of employees or other labor claims) to employees of the Seller or in respect of payroll taxes for employees of the Seller, including any Liabilities of the Seller arising under or with respect to any applicable Legal Requirements respecting employment and employment practices, terms and conditions of employment, occupational safety and health, worker classification and wages and hours, in each case, with respect to its current and former employees, directors, officers, consultants, and independent contractors;
(h) any Liability of the Seller under or with respect to any lease, contract, arrangement, commitment, or Contractual Obligation (other than post-Completion Liabilities under the Assigned Agreements);
(i) any Liability of either the Seller or Stem Cell Sciences LLC under any bulk sales law of any jurisdiction, under any common law doctrine of de facto merger or successor liability or otherwise by operation of law;
(j) any Liability of either the Seller or Stem Cell Sciences LLC in respect of Losses, Claims or Legal Requirements incurred under or with respect to any Environmental Law; and
(k) any Liabilities of either the Seller or Stem Cell Sciences LLC which are undisclosed or contingent or which relate to or arise from the breach of any Contractual Obligation or violation of any Legal Requirement prior to or at the Completion.
2.5. Purchase Price. As consideration for the Acquisition, the Purchaser agrees to:

2.5.1. at Completion, waive all right, title and interest (including, without limitation, all right to repayment of all loan monies and accrued interest) in respect of all monies outstanding (and all other Liabilities of the Seller) under the Facility Agreement and the Second Facility Agreement (and to release all liens, charges and other security interests granted in respect thereof);
2.5.2. at Completion, issue to the Seller an aggregate amount of 2,650,000 shares of Purchaser Common Stock, less the Working Capital Shortfall, if any (the “Purchaser Shares”). Upon Completion, the Purchaser Shares will be duly authorized, fully paid and nonassessable, and will be issued as follows:
(a) 2,120,000 shares of Purchaser Common Stock to be issued to the Seller, less the Working Capital Shortfall, if any; and
(b) 530,000 shares of Purchaser Common Stock to be issued to the Escrow Agent in accordance with Section 3.3.
2.5.3. In the event of any issuances of Purchaser Common Stock pursuant to any stock split, dividend or distribution payable in additional shares of capital stock to holders of Purchaser Common Stock subsequent to the Effective Date and prior to the issuance of the Purchaser Shares at Completion, the number of Purchaser Shares will appropriately be adjusted.
2.6. Minimum Working Capital.
(a) Estimated Balance Sheet. The Seller will prepare or cause to be prepared, and delivered to the Purchaser not later than five Business Days prior to the expected Completion Date, an estimated consolidated balance sheet of the Acquired Group as of immediately prior to the Completion disclosing the material assets and liabilities of the Acquired Group and the material financial commitments in existence as at the Completion Date (the “Estimated Closing Balance Sheet”), together with a written statement setting forth in reasonable detail its estimate of the Working Capital as of immediately prior to the Completion as reflected on the Estimated Closing Balance Sheet (the “Estimated Closing Statement”). The Estimated Closing Balance Sheet and the Estimated Closing Statement will be prepared with reasonable skill and care by the Seller and in a manner consistent with that adopted in the preparation of the Accounts and will be updated by the Seller immediately prior to the Completion.
(b) Adjustment to Purchase Price. If the Working Capital reflected on the Estimated Closing Statement is less than the Working Capital Target, then number of Purchaser Shares will be reduced by the amount of such shortfall (the “Working Capital Shortfall”) on a dollar-for-dollar basis, valuing the shares of Purchaser Common Stock in accordance with the Valuation Methodology as of the Completion Date.
2.7. Withholding. Purchaser will be entitled to deduct and withhold Taxes from any amounts payable or otherwise deliverable pursuant to this Agreement if such withholding is required under the Code or any provision of applicable Legal Requirements. To the extent such amounts are so deducted or withheld and paid to the appropriate Taxing Authority, such amounts will be treated for all purposes under this Agreement as having been paid to the Person to whom such amounts would otherwise have been paid.
2.8. Assigned Agreements. If and to the extent the consent or approval of any third party is required for the assignment or transfer of any Assigned Agreement then:
(a) the Parties will use commercially reasonable efforts to obtain the consent or approval of such third party prior to, but conditional on, Completion (including, without limitation, the entering into of any agreement, assurance or guarantee by the Purchaser reasonably required by such third party);
(b) if and to the extent that any such consent or approval is not obtained prior to Completion (including, without limitation, if any third party signature is required to any Assignment and Assumption Agreement(s)), the Parties will nevertheless proceed to Completion and will thereafter continue to use commercially reasonable efforts to obtain the consent or approval of such third party as soon as reasonably practicable (including, without limitation, the entering into of any agreement, assurance or guarantee by the Purchaser reasonably required by such third party) but, conditional on Completion, until such time as such assignment is effective: (i) the Seller will not undertake any action in breach of the terms of such Assigned Agreement other than pursuant to this Section (b) or otherwise with the prior written consent of the Purchaser; (ii) the Purchaser will procure that the Acquired Group will perform and satisfy the obligations and Liabilities of the Seller under such Assigned Agreement; (iii) the Seller will transfer and pay to the Purchaser all consideration and other sums (if any) received by the Seller under such Assigned Agreement subsequent to Completion and otherwise take such further actions as may be reasonably necessary or desirable (subject to applicable Laws and the terms of the Assigned Agreement) in order to confer the benefits of the Seller under such Assigned Agreement on the Purchaser; and (iv) the Seller will take such further action as may be reasonably required by the Purchaser in relation to the enforcement of Purchaser’s rights under such Assigned Agreement, subject to the Purchaser indemnifying and holding the Seller harmless in respect of any Liability arising in connection with any action so taken by the Seller (and the Seller will be entitled to require that the Purchaser provide payment in advance in respect of any such Liability which may so arise as a condition precedent to the Seller undertaking any such action).
3.	THE EFFECTIVE DATE AND COMPLETION.
3.1. Obligations of the Parties on the Effective Date. On the Effective Date:
(a) The Seller will deliver, or procure to be delivered to Purchaser, the following:
(i) this Agreement, duly executed by the Seller;

(ii) the Disclosure Letter, duly executed by the Seller;
(iii) minutes of the meeting of the board of directors of Seller approving the entry into this Agreement, the delivery of the Disclosure Letter and the approval of the Contemplated Transactions;
(iv) the Voting Agreements (to the extent that such have been delivered to the Seller by the Significant Security Holders on or prior to the Effective Date), each duly executed by the Significant Security Holder which is a party thereto;
(v) the Second Facility Agreement, duly executed by the Seller; and
(vi) .
(b) The Purchaser will deliver, or procure to be delivered to Seller, the following:
(i) this Agreement, duly executed by the Purchaser;
(ii) a copy of the resolutions adopted by the board of directors of Purchaser approving the entry into this Agreement and the approval of the Contemplated Transactions; and
(iii) the Second Facility Agreement, duly executed by the Purchaser.
3.2. Completion. The completion of the Acquisition (the “Completion”) will take place on a date to be specified by the Seller and Purchaser, which will be no later than the second Business Day after satisfaction or waiver of all of the Conditions set forth in Sections 8 and 9, at the offices of Macfarlanes LLP, 20 Cursitor Street, London, England EC4A 1LT, unless another date or place is agreed to in writing by the Parties.
3.3. Escrow. At the Completion, 530,000 shares of Purchaser Common Stock (the “Escrowed Shares”) will be delivered by Purchaser to JPMorgan Chase Bank, N.A., as escrow agent (the “Escrow Agent”), pursuant to the provisions of an escrow agreement in substantially the form attached as Exhibit C hereto, subject to any amendments to such form requested by the Escrow Agent and mutually agreed to by the Purchaser and Seller (the “Escrow Agreement”). The Escrow Agreement will be entered into prior to the Completion Date, by and among the Purchaser, the Seller and the Escrow Agent, and will provide Purchaser with recourse against the Escrowed Shares held in escrow by the Escrow Agent with respect to Losses and the Seller’s indemnification obligations under Section 11, subject to the terms and conditions set forth in the Escrow Agreement and in Section 11. The Escrowed Shares (or any portion thereof) will be distributed to the Seller at the times, and upon the terms and conditions, set forth in the Escrow Agreement.
3.4. Completion Obligations of the Seller. At the Completion, the Seller will deliver or procure to be delivered to the Purchaser, if such is not already in the Purchaser’s possession:

(a) duly executed Stock Transfer Forms in favor of the Purchaser in respect of the Acquired Shares;
(b) the original certificates for the Acquired Shares;
(c) any other document which may reasonably be required to give good title to the Acquired Shares or which may be necessary to enable the Purchaser to procure the registration of the Acquired Shares in the name of the Purchaser or its nominee(s);
(d) the compliance certificate, as described in Section 8.4;
(e) a power of attorney in the form set out in Exhibit D, pursuant to which the Seller will confer on the Purchaser all right to vote and otherwise exercise rights attaching to, and received dividends and distributions made in respect of, the Acquired Shares pending registration of Acquired Shares in the statutory books of the Company;
(f) the Estimated Closing Balance Sheet and the Estimated Closing Statement;
(g) a copy of the minutes of a meeting of the directors of the Seller (certified as true by an officer of the Seller) and at which meeting the directors of the Seller approved the execution and entering into of the Ancillary Agreements to which the Seller is party, and the performance of the obligations of the Seller under such agreements (subject to the terms thereof and the conditions set out therein);
(h) a copy of a resolution passed by the stockholders of the Seller (certified as true by an officer of the Seller) and which resolution approved the Contemplated Transactions to the extent required by Rule 15 of the AIM Rules for Companies;
(i) a copy of the minutes of a meeting of the directors of the Company (in the form marked Exhibit E1 and certified as true by an officer of the Company) and at which meeting the directors of the Company approved, conditional on Completion:
(i) the transfer of the Acquired Shares by the Seller to the Purchaser is approved and, conditional on the delivery to the Company of duly executed and stamped Stock Transfer Forms, that such transfer be recorded in the statutory books of the Company and that thereupon a new share certificate be issued to the Purchaser in respect thereof;
(ii) that Martin McGlynn, Rodney Young and Ann Tsukamoto be appointed as directors of the Company;
(iii) that Ken Stratton be appointed as company secretary of the Company;

(iv) that George Koshy be appointed as assistant company secretary of the Company; and
(v) that the existing bank mandates of the Company be terminated and that the Company enter into new bank mandates authorizing Martin McGlynn, Rodney Young and Ann Tsukamoto as the new directors of the Company, Ken Stratton as the new company secretary, and George Koshy as the assistant company secretary, to have power and authority to sign checks on behalf of the Company and otherwise to give instructions to the Company’s bank in relation to matters concerning the payment of monies from the Company’s bank accounts;
(j) a copy of the minutes of a meeting of the directors of the Stem Cell Sciences Australia (in the form marked Exhibit E2 and certified as true by an officer of the Stem Cell Sciences Australia) and at which meeting the directors of Stem Cell Sciences Australia approved, conditional on Completion:
(i) that Martin McGlynn, Rodney Young, Ann Tsukamoto, and an Australian national to be selected by the Purchaser be appointed as directors of Stem Cell Sciences Australia;
(ii) that Ken Stratton be appointed as company secretary of Stem Cell Sciences Australia;
(iii) that George Koshy be appointed as assistant company secretary of Stem Cell Sciences Australia; and
(iv) that the existing bank mandates of Stem Cell Sciences Australia be terminated and that Stem Cell Sciences Australia enter into new bank mandates authorizing Martin McGlynn, Rodney Young and Ann Tsukamoto as the new directors of Stem Cell Sciences Australia, Ken Stratton as the new company secretary, and George Koshy as the assistant company secretary, to have power and authority to sign checks on behalf of Stem Cell Sciences Australia and otherwise to give instructions to Stem Cell Sciences Australia’s bank in relation to matters concerning the payment of monies from Stem Cell Sciences Australia’s bank accounts;
(k) a copy of the minutes of a meeting of the directors of the Stem Cell Sciences UK (in the form marked Exhibit E3 and certified as true by an officer of the Stem Cell Sciences UK) and at which meeting the directors of Stem Cell Sciences UK approved, conditional on Completion:
(i) that Martin McGlynn, Rodney Young and Stewart Craig be appointed as directors of Stem Cell Sciences UK;
(ii) that Ken Stratton be appointed as company secretary of Stem Cell Sciences UK;

(iii) that George Koshy be appointed as assistant company secretary of Stem Cell Sciences UK; and
(iv) that the existing bank mandates of Stem Cell Sciences UK be terminated and that Stem Cell Sciences UK enter into new bank mandates authorizing Martin McGlynn, Rodney Young and Stewart Craig as the new directors of Stem Cell Sciences UK, Ken Stratton as the new company secretary, and George Koshy as the assistant company secretary, to have power and authority to sign checks on behalf of Stem Cell Sciences UK and otherwise to give instructions to Stem Cell Sciences UK’s bank in relation to matters concerning the payment of monies from Stem Cell Sciences UK’s bank accounts;
(l) the common seal (if any) and statutory books (including registers and minutes books) of each member of the Acquired Group made up to the Completion Date and all certificates of incorporation and certificates of incorporation on change of name of each member of the Acquired Group;
(m) save to the extent that they are kept at the Properties, all books of account, financial and accounting records, correspondence, documents, files, memoranda and other papers relating to each member of the Acquired Group (the “Records”);
(n) certificates for all the issued shares held in Stem Cell Sciences Australia and Stem Cell Sciences UK registered in the name of the Company (save to the extent already within the possession, custody or control of the Purchaser);
(o) a duly updated schedule to the license agreement dated January 31, 2006, by and between Stem Cell Sciences Australia (Pty) Ltd (f/d/b/a Stem Cell Sciences Limited) and the University of Edinburgh in a form reasonably satisfactory to Purchaser sufficient to show the license of the rat ES cell technology (pat. app. no. PCT/GB2007/002913);
(p) a license agreement between Stem Cell Sciences Australia (Pty) Ltd (f/d/b/a Stem Cell Sciences Limited) and the University of Edinburgh (in a form reasonably acceptable to the Purchaser) in respect of the license of the cancer NSC cell line (provisional application entitled “Neural Tumor Stem Cells and Methods of Use Thereof,” docket no. 50037/007001);
(q) letters of resignation from office in the agreed form marked Exhibit F1 to F9 from Dr. Thomas Michael Dexter, Harry Karelis, Dr. Alastair James Riddell, Leslie Harold Webb, Timothy Eugene Allsopp, Lorna Peers, Giorgio Reggiani, Peter Mountford and Paul Bello, in each case acknowledging under seal that the writer has no claim against the Company or any of the Operating Subsidiaries for compensation for loss of office or otherwise;
(r) a copy of a letter from KPMG Audit Plc resigning their office as auditors of the Company, Stem Cell Sciences Australia and Stem Cell Sciences UK with effect from the Completion Date and in respect of the Company and Stem Cell

Sciences UK accompanied by the statement required by Companies Act 2006 section 519, with an original of such letter to be deposited at the registered office of the Company and Stem Cell Sciences UK;
(s) the Assignment and Assumption Agreements duly executed by the Seller (subject to Section 2.8); and
(t) compromise agreements between the Company and each of the individuals listed on Schedule 3.4(t) in form and substance reasonably satisfactory to the Purchaser.
3.5. Completion Obligations of the Purchaser. At the Completion, Purchaser will procure that:
(a) on the Completion Date, the Purchaser Shares (other than the Escrowed Shares) are issued to the Seller and the Escrowed Shares are issued to the Escrow Agent in accordance with Section 2.5, and within 2 Business Days of Completion there is delivered to the Seller, a share certificate issued in the name of the Seller showing the Seller to be the registered holder of the Purchaser Shares (other than the Escrowed Shares) and a share certificate issued in the name of the Escrow Agent in respect of the Escrowed Shares; and
(b) the following are delivered to the Seller, or such other person as Seller may direct:
(i) the Assignment and Assumption Agreements, duly executed by Purchaser;
(ii) a copy of the resolutions of the board of directors of the Purchaser approving the issuance of the Purchaser Shares to the Purchaser and the Escrow Agent (in such number as set forth in Section 2.5.2), the entry into the Escrow Agreement, the Assignment and Assumption Agreements and the deed of waiver and release as described in (iii) below; and
(iii) a deed of waiver and release, in a form reasonably acceptable to the Parties, duly executed by Purchaser and in respect of all right, title and interest (including, without limitation, all right to repayment of all loan monies and accrued interest) in respect of all monies outstanding (and all other Liabilities of the Seller) under the Facility Agreement and the Second Facility Agreement (and to release all liens, charges and other security interests granted in respect thereof) together with duly signed instruments of transfer in respect of the securities the subject of all liens, charges and other security interests released.
3.6. Additional Matters. With effect from Completion, the officers and directors of Purchaser are hereby authorized to execute and deliver, in the name and on behalf of the Seller, any deeds, bills of sale, assignments or assurances and to take and do, in the name and on behalf of the Seller, any other actions and things to vest, perfect or confirm of record or otherwise in Purchaser, any and all right, title and interest in, to and under any of the Acquired Assets. Without limiting the foregoing, at and after the Completion, the Seller will, and will cause its Representatives, to execute all documents and perform all acts reasonably deemed necessary by Purchaser to evidence Purchaser’s ownership of the Acquired Assets.
4.	REPRESENTATIONS AND WARRANTIES BY THE SELLER.
4.1. Representations and Warranties. In order to induce the Purchaser to enter into and perform this Agreement and to consummate the Acquisition, the Seller hereby represents and warrants to the Purchaser that, except as qualified by the Disclosure Letter, the statements contained in this Section 4 are true and correct in all respect as of the Effective Date and will be true and correct in all respects as of the Completion as though made as of the Completion, except to the extent such representations and warranties are specifically made as of a particular date (in which case such representations and warranties will be true and correct as of such date). The Disclosure Letter will be arranged in schedules corresponding to the numbered and lettered sections and subsections specifically referenced in this Section 4. The disclosures in any schedule of the Disclosure Letter will qualify other sections and subsections in this Section 4 only to the extent it is reasonably clear from a reading of the disclosure that such disclosure is applicable to such other sections and subsections.
4.2. Organization.
(a) The Seller. The Seller is (i) duly organized and validly existing under the laws of the jurisdiction of its organization and (ii) duly qualified to do business in each jurisdiction set forth in the Disclosure Letter, which Schedule sets forth all jurisdictions in which the nature of the Business or the ownership, leasing or operation of the Acquired Assets makes such qualification necessary. Attached hereto as Schedule 4.2(a) are true, accurate and complete copies of the Seller’s Organizational Documents as in effect as of the Effective Date. The Seller has no Subsidiaries other than the Acquired Group and Stem Cell Sciences LLC.
(b) The Acquired Group. Each member of the Acquired Group is (i) duly organized and validly existing under the laws of the jurisdiction of its organization and (ii) duly qualified to do business in each jurisdiction set forth in the Disclosure Letter, which Schedule sets forth all jurisdictions in which the nature of the Business or the ownership, leasing or operation of the Acquired Assets makes such qualification necessary. Attached hereto as Schedule 4.2(b) are true, accurate and complete copies of the Organizational Documents for each member of the Acquired Group as in effect as of the Effective Date, and, to the extent applicable, have embodied in them or annexed to them a copy of every resolution or agreement as is referred to in Companies Act 1985 section 380(4) and, in relation to resolutions passed and agreements made on or after 1 October 2007, Companies Act 2006 section 29(1), and set out in full the rights and restrictions attaching to each class of share capital of each.

(c) Statutory Books. The statutory books (including all registers and minute books) of each member of the Acquired Group have been properly kept and contain a complete and accurate record of the matters which should be dealt with in them and no notice or allegation that any of them is incorrect or should be rectified has been received by the Seller Group. All returns, particulars, resolutions and other documents required under the Companies Legislation and all other legislation to be delivered on behalf of any member of the Acquired Group to the U.K. Registrar of Companies (or to the Australian registrar of companies in respect of Stem Cell Sciences Australia) has been duly and properly made and delivered.
4.3.   Power and Authorization.
(a) Contemplated Transactions. The execution, delivery and performance by the Seller of this Agreement and the consummation of the Contemplated Transactions (subject to, and in accordance with the terms and conditions of, this Agreement including, without limitation, the Required Stockholder Vote) are within the corporate power and authority of the Seller and at the Completion will have been duly authorized by all necessary action on the part of the Seller. This Agreement has been duly executed and delivered by the Seller and, assuming the due authorization, execution and delivery by Purchaser, is a legal, valid and binding obligation of the Seller, Enforceable against the Seller in accordance with its terms.
(b) Conduct of Business. Each member of the Acquired Group has all requisite corporate power and authority necessary to carry on the Business.
(c) Board Approvals. The Seller’s board of directors, at a meeting duly called and held at which at least a quorum of directors were present or participating, has (i) determined that the Acquisition is expedient and for the best interests of the Seller; and (ii) duly approved and adopted this Agreement and the Contemplated Transactions (subject to, and in accordance with the terms and conditions of, this Agreement including, without limitation, the Required Stockholder Vote).
(d) Stockholder Vote. The only vote of holders of any Equity Interest of the Seller necessary to approve and adopt this Agreement and consummate the Acquisition is the consent in general meeting of the holders of Ordinary Shares in accordance with the requirements of Rule 15 of the AIM Rules for Companies (the “Required Stockholder Vote”). No approval of the holder(s) of Equity Interests in any of the Seller’s Subsidiaries is required to consummate the Acquisition.
(e) Voting Agreements. The number of votes exercisable in respect of Ordinary Shares subject to Voting Agreements represents not less than 30% of all votes exercisable at the Required Stockholder Vote.

4.4.   Authorization of Governmental Authorities. No action by (including any authorization, consent or approval), or in respect of, or filing with, any Governmental Authority is required for, or in connection with, the valid and lawful (a) authorization, execution, delivery and performance by the Seller of this Agreement or (b) the consummation of the Contemplated Transactions.
4.5.   Noncontravention. Neither the execution, delivery and performance by the Seller of this Agreement or the Ancillary Agreements nor the consummation of the Contemplated Transactions will:
(a) violate any Legal Requirement applicable to the Seller Group;
(b) result in a breach or violation of, or default under, right to accelerate payment under or obligation to make any payment pursuant to or loss of material rights under, or modify or terminate (i) any Acquired Asset or (ii) any other Contractual Obligation of the Seller Group the breach or violation of, default under, right to accelerate payment under, obligation to make any payment pursuant to, loss of material rights under, or modification or termination of which would reasonably be expected to have a Material Adverse Effect;
(c) contravene, conflict with or result in any limitation on the right, title or interest of the Seller or of any member of the Acquired Group in or to any Registered Intellectual Property;
(d) require any action by (including any authorization, consent or approval) or in respect of (including notice to), any Person under any Contractual Obligation of the Seller Group;
(e) result in the creation or imposition of a Lien upon, or the forfeiture of, any (i) Acquired Asset or (ii) other asset upon which the creation or imposition of a Lien would reasonably be expected to have a Material Adverse Effect;
(f) result in a breach or violation of, or default under, the Organizational Documents of Seller or of any member of the Acquired Group; or
(g) cause any member of the Acquired Group to lose the benefit of any right or privilege it presently enjoys or cause any Person who normally does business with such member not to continue to do so on the same basis or is likely to cause any officer or senior employee to leave and, so far as the Seller is aware, the attitude or actions of customers, collaborators, suppliers, employees, and other Persons with regard to the Acquired Group will not be prejudicially affected thereby.
4.6.   Compliance with the AIM Rules for Companies. The Seller has made all regulatory announcements and disclosures that it is required to make pursuant to the AIM Rules for Companies and is not in contravention of any of the AIM Rules for Companies.

4.7.   The Circular. The Circular and the publication and distribution thereof will comply with the requirements of the Companies Legislation, the AIM Rules for Companies and all other applicable laws and regulations and the information contained therein (save for information set out therein as describes matters concerns the Purchaser and its Subsidiaries and the Purchaser Common Stock) is true and accurate in all material respects and is considered by the Seller to be sufficient to enable its stockholders to make an informed decision as to whether or not to vote in favor of the Acquisition.
4.8.   Capitalization of the Acquired Group Companies.
(a) Outstanding Capital Stock of the Company. The Acquired Shares comprise the whole of the issued share capital of the Company and there are no shares in its capital allotted but not issued. All of the Acquired Shares are fully paid or credited as fully paid, and, subject to the Permitted Liens and the releases thereof by the Purchaser pursuant to Section 3.5(b)(iii), will be at Completion 100% legally and beneficially owned by the Seller free from all Liens, and the Company is therefore a direct wholly-owned Subsidiary of the Seller. Save for the Facility Agreement (and documentation entered into in connection with the Facility Agreement, including the Permitted Liens) and the arrangements provided for in this Agreement, there are no agreements or arrangements in force that call for the present or future creation, allotment, issue, transfer, redemption, or repayment of, or grant to any Person the right (whether exercisable now or in the future and whether conditional or not) to call for the creation, allotment, issue, transfer, redemption, or repayment of, any share or loan capital of any member of the Acquired Group (including by way of option or under any right of conversion or pre-emption).
(b) Subsidiaries. The Company does not have, and never has had, any direct or indirect Subsidiaries or subsidiary undertakings apart from the Operating Subsidiaries. The Company is the beneficial owner of the entire issued share capital of each of the Operating Subsidiaries, free from all Liens other than the Permitted Liens. The Company has no associated companies as defined in FRS9.
(c) The Acquired Group has no branch, agency, place of business, or permanent establishment outside the United Kingdom and Australia.
4.9.   Financial Statements.
(a) The Accounts. The Accounts: (i) comply with the requirements of the Companies Legislation; (ii) have been prepared in accordance with all applicable IFRSs or, where there are none, in accordance with accounting principles generally accepted in the United Kingdom and on a basis consistent with preceding accounting periods; (iii) show a true and fair view of the state of affairs of the Seller and its Subsidiaries as at the Accounts Date and of its profit or loss for the financial year ended on that date; (iv) save as expressly disclosed in the Accounts, are not affected by any extraordinary, exceptional or non-recurring items; (v) makes due and proper account of all the assets and liabilities (whether ascertained, contingent or otherwise and whether or not quantified or disputed) of the Seller and its Subsidiaries as at the Accounts Date and make proper provision and/or reserve for all such liabilities; and (vi) made due and proper account of the financial commitments in existence as at the Accounts Date.
(b) The Half-Yearly Report. The unaudited Half-Yearly Report: (i) has been prepared with reasonable skill to a standard not less than that required for the public disclosure of unaudited financial information under the AIM Rules (having due regard to applicable IFRSs or, where there are none, in accordance with accounting principles generally accepted in the United Kingdom) and on a basis consistent with the Accounts; (iii) show with a reasonable accuracy having regard to the purpose for which such Half-Yearly Report was prepared a true and fair view of the state of affairs of the Seller and its Subsidiaries as at the Half-Yearly Report Date and of its profit or loss for the six-month period ended on that date; (iv) except as expressly disclosed in the Half-Yearly Report, is not affected by any extraordinary, exceptional or non recurring items; (v) makes due account of all the material assets and material liabilities (whether ascertained, contingent or otherwise and whether or not quantified or disputed) of the Seller and its Subsidiaries as at the Half-Yearly Report Date and makes proper provision and/or reserve for all such liabilities; and (vi) made due account of all material financial commitments in existence as at the Half-Yearly Report Date.
(c) Accounting records. The accounting records of the Seller and its Subsidiaries: (i) have at all times been fully, properly and accurately kept and completed and contain due and accurate records of all matters required by law to be entered in them; and (ii) contain or reflect no material inaccuracies or discrepancies of any kind.
(d) Management Accounts. Having regard to the purpose for which the Management Accounts have been prepared, they are not misleading in any material respect and do not overstate the assets or understate the liabilities and do not overstate the profits or understate the losses of the Seller and its Subsidiaries in respect of the date or period to which they relate.
4.10.   Absence of Undisclosed Liabilities. The Acquired Group has no Liabilities except for (a) Liabilities reflected in the Half-Yearly Report for the period ended on the Half-Yearly Report Date and (b) Liabilities incurred in the Ordinary Course of Business since the Half-Yearly Report Date none of which results from, arises out of, or relates to any breach or violation of, or default under, a Contractual Obligation of the Acquired Group or Legal Requirement applicable to the Acquired Group. Notwithstanding the foregoing, there are no outstanding payment obligations on and as of the Effective Date which are due or payable in accordance with IFRS accrual accounting from and after the Completion with respect to the Contractual Obligations acquired by Purchaser as a result of its acquisition of the Acquired Assets.

4.11.   Absence of Certain Developments. Since the Half-Yearly Report Date, the Business has been conducted in the Ordinary Course of Business and, except as set forth in the Disclosure Letter:
(a) no member of the Acquired Group has (i) amended its Organizational Documents, (ii) amended any term of its outstanding Equity Interests or other securities or (iii) issued, sold, granted, or otherwise disposed of, its Equity Interests or other securities;
(b) no member of the Seller Group has become liable in respect of any Guarantee or has incurred, assumed or otherwise become liable in respect of any material Debt;
(c) no member of the Seller Group has permitted (i) any Acquired Asset to become subject to any Lien, or (ii) any of its other Assets to become subject to any Lien that would reasonably be expected to have a Material Adverse Effect;
(d) no member of the Seller Group has made any declaration, setting aside or payment of any dividend or other distribution with respect to, or any repurchase, redemption or other acquisition of, any of its capital stock or other Equity Interests;
(e) no member of the Seller Group has entered into, or performed, any transaction with, or for the benefit of, the Seller or any Seller Security Holder or, to the Seller’s Knowledge, any Affiliate of the Seller or of any Seller Security Holder;
(f) there has been no material loss, destruction, damage, or eminent domain taking (in each case, whether or not insured) affecting (i) any entity in the Acquired Group, (ii) the Business or any Acquired Asset or (iii) any other Asset the loss, destruction, damage, or eminent taking of which would reasonably be expected to have a Material Adverse Effect;
(g) no member of the Seller Group has increased the Compensation or benefits payable or paid, whether conditionally or otherwise, to (i) any employee, consultant or agent, (ii) any director or officer or (iii) any holder of Equity Interests in the Seller or in the Acquired Group or of any Affiliate of any such holder;
(h) no member of the Seller Group has terminated or closed any facility, business or operation;
(i) no member of the Seller Group has instituted any new, or modified any existing, severance or termination pay practices;
(j) no member of the Seller Group has made any material change in its methods of accounting or accounting practices (including with respect to reserves);

(k) no member of the Seller Group has written up or written down any of its material Assets;
(l) no share or loan capital has been allotted or issued or agreed to be allotted or issued by any member of the Seller Group;
(m) no distribution of capital or income has been declared, made or paid in respect of any share capital of the Seller Group and (excluding fluctuations in overdrawn current accounts with bankers) no loan or loan capital or preference capital of the Seller Group has been repaid in whole or part or has become liable to be repaid;
(n) no member of the Seller Group has incurred any material capital expenditure or any material capital commitment or disposed of any material capital Asset or any interest in any such Asset;
(o) no member of the Seller Group has entered into any license, collaboration or research agreement, or any other material agreement which would be required to be scheduled in the Disclosure Letter pursuant to Section 4.21, with a Third Party;
(p) no member of the Seller Group has made any change to the terms of engagement of any consultant or independent contractor and no member of the Seller Group has engaged any further independent contractors or consultants;
(q) no member of the Seller Group has initiated, compromised or settled any material litigation or arbitration proceeding;
(r) no event or circumstance has occurred which has had, or would reasonably be likely to have, a Material Adverse Effect; and
(s) no member of the Seller Group has entered into any Contractual Obligation to do any of the things referred to elsewhere in this Section 4.11.
4.12.   Debt; Guarantees. The Disclosure Letter sets forth the details of the principal amount of all outstanding Debts of the Seller Group, including any Inter-Company Debt, as of the Effective Date, the name of the creditor, the maturity date thereof and the collateral, if any, securing such Debt. Except as reflected in the Disclosure Letter and the Half-Yearly Report, there are no Debts owing by the Seller Group, other than Debts which have arisen in the Ordinary Course of Business not in excess of US$35,000. Except as reflected in the Half-Yearly Report, the Seller Group does not have any Liability in respect of a Guarantee of any Liability of any other Person. Neither the execution, delivery or performance of this Agreement or any Ancillary Agreement, nor the consummation of the Contemplated Transactions will give rise, with or without the passage of time, to any default, violation, termination event, call right, put right, acceleration of any payment, repurchase option or other Liability or Lien under any item of Debt.

4.13.   Operating Assets.
(a) Ownership of Assets. The Acquired Group has sole and exclusive, good and marketable title to all of the Assets used in the Business other than the Assigned Agreements and the Retained Agreements. None of the Acquired Assets is subject to any Lien other than Permitted Liens, either before or immediately after giving effect to the Contemplated Transactions.
(b) Required Approvals. The Disclosure Letter sets forth a true, correct and complete list of the identities of any Person whose consent or approval is required and the matter, agreement or contract to which such consent relates, in connection with the Acquisition or the transfer, assignment or conveyance of the Acquired Assets.
(c) Sufficiency of Acquired Assets. The Acquired Assets comprise all of the assets, properties and rights of every type and description, whether real or personal, tangible or intangible, used in or necessary for the conduct of the Business. The Acquired Assets are adequate to conduct the Business. The Excluded Assets do not include any asset, property or right, of any type or description, whether real or personal, tangible or intangible, that is used in or necessary for the conduct of the Business.
4.14.   Real Property. The Acquired Group does not own or use any real property other than the Properties. The Disclosure Letter describes all the Properties and specifies the lessor(s) of such Properties and identifies each lease or any other Contractual Obligation under which such Property is leased.
4.15.   Intellectual Property.
(a) Registered Intellectual Property. The Disclosure Letter contains a complete list of all of the following items of Intellectual Property owned or co-owned by or licensed to the Seller Group and included in the Acquired Assets or used in the Business: (i) Patents, (ii) registered trademarks or service marks, domain names, or applications therefor and unregistered trademarks that are material to the Business, and (iii) registered copyrights ((i), (ii), and (ii), collectively, hereinafter the “Registered Intellectual Property”). For every item of Registered Intellectual Property, the Disclosure Letter identifies the owner or co-owners of record and, if different, the beneficial owners of such item and, for items that are licensed to the Seller Group from a Third Party, identifies the Inbound IP Agreements (defined below) under which such item is licensed and whether such license is exclusive or non-exclusive with respect to such item. For each Patent, the Disclosure Letter sets forth the country, title, patent number (if issued), application number, filing date, issue date, inventors, and any continuity relationship (such as continuation, continuation-in-part, divisional) with respect to any other Patent. For each registered trademark or service mark or application therefor, the Disclosure Letter sets forth the country, mark, registration number (if issued), application number, filing date, issue date, and the description of goods or services covered. For each internet domain name, the Disclosure Letter sets forth the registrant, registrar and administrative contact names for the registrant and registrar, the expiration date, and whether the domain is active. For each registered copyright or application therefor, the Disclosure Letter sets forth the title of the work of authorship, the country, and the registration number and registration date if registered or the application date if unregistered.
(b) IP Agreements. The Disclosure Letter identifies under separate headings the name and parties to (i) each Contractual Obligation that is included in the Acquired Assets under which any Third Party has granted to the Seller Group a license or other current or contingent rights with respect to Intellectual Property or Technology (other than non-exclusive licenses to use Off-the-Shelf Software) which is necessary for or used in the Business (“Inbound IP Agreements”) and each item of Registered Intellectual Property subject thereto, and (ii) each Contractual Obligation under which the Seller Group has granted to any Third Party a license or other current or contingent right (including without limitation any financial agreements in which Intellectual Property or Technology have been used as collateral) with respect to Intellectual Property or Technology which is necessary for or used in the Business (“Outbound IP Agreements” and together with the Inbound IP Agreements, the “IP Agreements”) and each item of Registered Intellectual Property subject thereto. Other than the IP Agreements identified in the Disclosure Letter, there are no Contractual Obligations relating to the Intellectual Property or Technology of the Seller Group which are necessary for or used in the Business, nor is any entity in the Acquired Group bound by or a party to any Contractual Obligations with respect to the Intellectual Property or Technology of any other Person which are necessary for or used in the Business, including without limitation, consulting agreements, agreements with government agencies or economic development authorities, agreements with universities, sponsored research agreements, and non-disclosure agreements with other Persons. Except as provided in the Outbound IP Agreements listed in the Disclosure Letter, no member of the Acquired Group is obligated under any undertaking or agreement to indemnify any Person against a charge of infringement of Intellectual Property. Except as disclosed in the Disclosure Letter, each of the IP Agreements (i) constitutes an Enforceable Contractual Obligation of the Seller Group, as applicable and as identified in the Disclosure Letter, and to the Seller’s Knowledge the other respective party or parties thereto, and is in full force and effect, (ii) will continue to be in full force and effect on identical terms immediately following the execution and performance of this Agreement, and (iii) represents the complete agreement and understanding between the applicable member of the Seller Group and the other party or parties thereto relating to the Intellectual Property that is the subject of such Contractual Obligation. The Seller Group has performed all of its material obligations under each of the IP Agreements to which the Seller Group is party and the Seller Group are not (with or without the lapse of time or the giving of notice, or both) in material breach or material default under any IP Agreement, and to the Seller’s Knowledge no other party to any of such Contractual Obligation is (with or without the lapse of time or the giving of notice, or both) in material breach or material default thereunder. None of the other parties to the IP Agreements has given any notice to or made a claim against any member of the Seller Group with respect to any breach or default under the IP Agreements. Except as disclosed in the Disclosure Letter, the entry into or performance of this Agreement and the consummation of the Acquisition and the Contemplated Transactions will not give the counterparty to any IP Agreement the right to terminate such IP Agreement and will not give rise to any other right of such counterparty with respect to the Intellectual Property or Technology included in the Acquired Assets. Complete and correct copies of the IP Agreements (including all amendments, supplements and waivers thereto) have been made available to Purchaser.
(c) Title. By license, ownership, or co-ownership, the Acquired Assets include all rights, title, and interests in and to (i) the Registered Intellectual Property required to be identified in the Disclosure Letter and (ii) all material Intellectual Property (other than Registered Intellectual Property) and Technology that is used by the Seller Group in the operation of the Business or necessary for the manufacture, use or sale of the Acquired Products, in each case free and clear of any Lien, other than Permitted Liens. All assignments to the Seller Group of inventorship, authorship or ownership rights relating to Intellectual Property are valid and Enforceable and are included in the Acquired Assets. Each of the Patents listed in the Disclosure Letter as being owned or co-owned by the Seller Group properly identifies each and every inventor of the claims thereof as determined in accordance with the laws of the jurisdiction in which such Patent is issued or such Patent is pending, and to the Seller’s Knowledge, the same is true for Patents exclusively or non-exclusively licensed to the Seller Group. Each inventor named on the Patents identified in the Disclosure Letter has executed an agreement assigning all of his, her or its material rights, title and interests in and to such Patent and the inventions or design embodied and claimed therein, to the Seller Group, or in the case of Patents licensed to the Seller Group, their identified owners. To the Seller’s Knowledge, no inventor named on any such Patent that is licensed, owned or co-owned by the Seller Group has any Contractual Obligation or other obligation that would preclude any such assignment or otherwise conflict with the obligations of such inventor to the Seller Group.
(d) Validity and Enforceability. The Registered Intellectual Property owned, licensed or co-owned by the Seller Group is in good standing, subsisting, valid and enforceable (or in the case of applications for Patents, are pending and in force). All Registered Intellectual Property owned or co-owned by or exclusively licensed to the Seller Group is currently in compliance with all Legal Requirements, other than any requirement that, if not satisfied, with respect to a Registered Intellectual Property would not result in a revocation, cancellation, or lapse or otherwise adversely affect its enforceability, use, or priority. Neither the Seller Group nor, to the Seller’s Knowledge, Third Parties, have engaged in any (i) inequitable conduct, Patent, trademark or copyright misuse, or fraud, or (ii) failed to disclose material prior art, in connection with the prosecution of any Registered Intellectual Property owned or co-owned by or exclusively licensed to the Seller Group or the enforcement or licensing of any such Registered Intellectual Property, in a manner that would result in the abandonment or unenforceability of such Registered Intellectual Property. The Seller Group has not engaged in any unlawful conduct or fraud in connection with the prosecution of any Registered Intellectual Property owned or co-owned by the Seller Group in a manner that would result in the unenforceability or invalidity of such Registered Intellectual Property, and, to the Seller’s Knowledge, there is no such activity with respect to Registered Intellectual Property exclusively licensed to the Seller Group. With respect to any Patent owned or co-owned by the Seller Group, to the Seller’s Knowledge, (i) there are no published Patents, articles or other prior art references that would reasonably be expected to adversely affect the validity or enforceability of such Patent; and (ii) the Seller Group has met its duty of candor as required by 37 C.F.R. Section 1.56 or similar U.S. or non-U.S. disclosure requirements with regard to any Patent owned or co-owned by the Seller Group and there has been no material misrepresentations or concealment of material information from the applicable patent office in violation of any such requirements in connection with the prosecution of any such Patents, and to the Seller’s Knowledge, both clause (i) and (ii) above are true with respect to Patents exclusively licensed to the Seller Group and the Third Parties who prosecuted such Patents.
(e) Governmental Orders. No Intellectual Property or Technology owned or co-owned by Seller Group is subject to any outstanding Governmental Order, and no Action is pending or, to the Seller’s Knowledge, threatened, that challenges the legality, validity, enforceability, use or ownership of such Intellectual Property or Technology. In addition, to the Seller’s Knowledge, no Intellectual Property or Technology exclusively licensed to the Seller Group is subject to any outstanding Governmental Order, and no Action is pending or threatened, that challenges the legality, validity, enforceability, use or ownership of such item.
(f) Scope of Patent Rights. The Patents exclusively owned or licensed to the Seller Group and identified in the Disclosure Letter have claims sufficient to cover the manufacture, use and sale of the Acquired Products.
(g) Trade Secrets. No material Trade Secret, proprietary know-how, or other proprietary, non-public information has been disclosed or authorized to be disclosed to any Third Party not subject to confidentiality obligations to the Seller Group, and to the Seller’s Knowledge no Third Party to such a nondisclosure agreement is in breach or default thereof. The Seller Group has implemented policies and procedures sufficient to protect and maintain the confidentiality of their Trade Secrets, proprietary know-how and other proprietary, non-public information.
(h) Seller Technology. The Seller Group owns or is in possession of and has sufficient rights to use all Technology that is used in or necessary for the conduct of the Business, as currently conducted or for the manufacture, use or sale of the Acquired Products.

(i) Infringement. To the Seller’s Knowledge, the Seller Group has not, and the manufacture, use, sale, importation and other exploitation of the Acquired Products will not, interfere with, infringe upon, misappropriate, or otherwise come into conflict with any Intellectual Property rights of Third Parties or induce Third Parties to do any of the foregoing, and (b) the Seller Group has not received any charge, complaint, claim, demand, or notice alleging any such interference, infringement, misappropriation, or violation (including any claim that a Person must license or refrain from using any Intellectual Property or Technology of any Third Party in connection with the conduct of the Business or the manufacture, use, sale, or other exploitation of any Acquired Product). To the Seller’s Knowledge, no Third Party has interfered with, infringed upon, misappropriated or otherwise come into conflict with any Intellectual Property or Technology owned or co-owned by or exclusively licensed to the Seller Group.
(j) Royalties. Except as set forth in the IP Agreements, there are no royalties payable by the Seller Group for the use of any Intellectual Property or Technology.
(k) Employees and Consultants. All employees, agents and consultants of the Seller or of any member of the Seller Group that have contributed to the development of the Acquired Products or any Technology used by the Seller Group or who have had access to the Seller Group’s confidential or proprietary information have entered into written agreements with the Acquired Group whereby (i) the Acquired Group is entitled to all ownership rights in any Intellectual Property or Technology relating to the Business that the employee, agent, or consultant may have invented, discovered, originated, made, or conceived while working for the Seller Group, and all such ownership rights are duly assigned to the Acquired Group, and (ii) the employee, agent, or consultant agrees to hold and maintain in confidence all confidential and proprietary information of the Acquired Group. To the Seller’s Knowledge, none of the employees, agents, or consultants of the Seller Group is obligated under any Contractual Obligation (including licenses, covenants or commitments of any nature), or subject to any Governmental Order of any Governmental Authority, that would interfere with the use of his or her best efforts to promote the interests of the Acquired Group or that would conflict with the Business or that would conflict with any obligation of any such employees, agents or consultants to the Acquired Group.
(l) Obligations Affecting Purchaser and its Affiliates. Neither this Agreement nor the consummation of the Contemplated Transactions will result in (i) Purchaser or any of its Affiliates being bound by or subject to any non-compete or other restriction on the operation or scope of their businesses or any license, or (ii) any license being granted to any Third Party with respect to any Intellectual Property or Technology owned or controlled by Purchaser or its Affiliates (other than with respect to licenses of the Acquired Group).

4.16.   Legal Compliance; Illegal Payments; Permits.
(a) General Compliance. No member of the Acquired Group is in breach or violation of, or default under, or has ever been in breach or violation of, or default under (i) any of the its Organizational Documents or (ii) any material Legal Requirement applicable to the Business, the Acquired Assets, the Acquired Products or the Assumed Liabilities or any other Asset, business or Liabilities of the Acquired Group except as would not reasonably be expected to have a Material Adverse Effect, nor to the Seller’s Knowledge, is there a basis which could constitute such a breach, violation or default of any of the foregoing.
(b) Regulatory Compliance.
(i) None of the activities, contracts or rights of any member of the Acquired Group is ultra vires, unauthorized, invalid or unenforceable or in breach of any contract or covenant and all documents in the enforcement of which the relevant member of the Acquired Group may be interested are valid and have been duly stamped.
(ii) Each Acquired Product subject to jurisdiction of the U.S. Food and Drug Administration, or any successor agency thereto (“FDA”) under the Federal Food, Drug and Cosmetic Act (“FDCA”) or similar foreign Governmental Authority or Legal Requirement, that is manufactured, tested, distributed, held or marketed by or on behalf of the Seller Group is being manufactured, tested, developed, distributed or held by or on behalf of the Seller Group in material compliance with all applicable Legal Requirements, including those relating to investigational use, Good Manufacturing Practices of the applicable jurisdiction (“GMP”), Good Laboratory Practices, 21 C.F.R. Part 820 (“Quality System Regulations”), record keeping, filing of reports, and security.
(iii) The Seller has provided or made available to the Purchaser copies of all documents in the possession of the Seller Group (or to which it has access) material to assessing compliance with the FDCA and its implementing regulations, and similar foreign Legal Requirements with respect to the Acquired Products, including copies of (i) all warning letters and untitled letters, notices of adverse findings and similar correspondence received in the last three years, (ii) all 483s and other audit reports performed during the last three (3) years and (iii) any document concerning any significant oral or written communication received from the FDA or similar foreign Governmental Authority in the last three (3) years. The Seller has provided to the Purchaser all FDA or similar foreign Governmental Authority correspondence and minutes from meetings with respect to the Acquired Products, whether in person, by telephone, or otherwise, with FDA or similar foreign Governmental Authority during the last two (2) years.

(iv) The Seller Group has not conducted any clinical trials with respect to the Acquired Products.
(v) All manufacturing operations conducted by or on behalf of the Seller Group with respect to the Acquired Products being used in clinical trials have been conducted in accordance, in all material respects, with applicable current GMP, as that term is generally understood, for drug and biological products, including 21 U.S.C. 351 and 21 C.F.R. Parts 210 and 211 and the Quality Systems Regulations.
(vi) Neither the Seller Group nor, to the Seller’s Knowledge, any of its officers, employees, agents, vendors, suppliers, or investigators acting for the Seller Group, has (i) been placed under or otherwise made subject to the FDA’s policy with respect to “Fraud, Untrue Statements of Material Facts, Bribery, and Illegal Gratuities” set forth in 56 Fed. Reg. 46191 (September 10, 1991) and any amendments thereto (“FDA Fraud Policy”) or any similar Legal Requirement or (ii) committed any act, made any statement or failed to make any statement that would reasonably be expected to provide a basis for the FDA or any Governmental Authority to invoke the FDA Fraud Policy or any similar Legal Requirement. Neither the Seller Group nor, to the Seller’s Knowledge, any officer, employee or agent of the Seller Group has been (x) subject to, (y) convicted of any crime or (z) engaged in any conduct that would reasonably be expected to result in, debarment under 21 U.S.C. Section 335a or any similar state law or exclusion under 42 U.S.C. Section 1320a-7 or any similar Legal Requirement.
(vii) None of the Acquired Products has been recalled, suspended or discontinued, ordered to be recalled, suspended or discontinued or voluntarily recalled, suspended, or discontinued as a result of any action or threatened action by any Governmental Authority.
(c) Foreign Corrupt Practices. The Seller Group has complied in all material respects, with all material federal, state, local or foreign laws, statutes, regulations, rules, ordinances and judgments, decrees, orders, writs and injunctions, of any court or Governmental Authority relating to any of the property owned, leased or used by them, or applicable to their business, including, but not limited to, (i) the Foreign Corrupt Practices Act of 1977 and any other Legal Requirement regarding use of funds for political activity or commercial bribery and (ii) all Legal Requirements of any applicable jurisdiction relating to equal employment opportunity, discrimination, occupational safety and health, environmental matters, interstate commerce, anti-kickback, healthcare and antitrust.
4.17.   Permits. The Seller Group is entitled to carry on the Business now carried on by it without conflict with any valid right of any person, firm or company and the Seller Group has conducted the Business in accordance with all applicable Legal Requirements and there is no violation of, or default with respect to, any Legal Requirements of any Governmental Authority that may have a Material Adverse Effect upon the Acquired Assets or the Business. All necessary licenses, consents, permits and authorizations (public or private) have been obtained by the Seller Group to enable the Acquired Group to carry on the Business effectively in the places and in the manner in which such Business is now carried on and all such licenses, consents, permits and authorizations are valid and subsisting and the Seller knows of no reason why any of them should be suspended, cancelled or revoked. The Disclosure Letter describes each such permit and governmental authorization together with the Governmental Authority or other Person responsible for the issuance thereof. The Permits and Governmental Authorizations set forth in the Disclosure Letter are valid and in full force and effect and the Seller Group is not in breach or violation thereof, or default thereunder, and, to the Seller’s Knowledge, no basis exists which, with notice or lapse of time or both, would constitute any such breach, violation nor default. The permits and governmental authorizations set forth in the Disclosure Letter are held by a member of the Seller Group and will continue to be valid and in full force and effect for the benefit of the Purchaser, on identical terms following the consummation of the Contemplated Transactions.
4.18.   Tax Matters.
(a) Administrative matters. No member of the Acquired Group has at any time been, nor so far as the Seller is aware are there any circumstances in which any member could be, involved in any dispute with, or the subject of any enquiry by, any Taxing Authority other than routine enquiries of a minor nature following the submission of computations and returns. Each member of the Acquired Group has duly, and within any appropriate time limits, made all returns, given all notices, supplied all information and maintained all such records as are required to be made, given, supplied or maintained by it in relation to Tax; all such returns, notices and information were complete and accurate in all material respects and were made or provided on the proper basis and are not disputed by any Taxing Authority. Each member of the Acquired Group has duly paid all Tax which it has become liable to pay and has not been notified of any liability to pay any penalty, interest, supplement, fine, default surcharge or other payment in connection with any claim for Tax. No transaction in respect of which any consent or clearance from any Taxing Authority was required or sought has been entered into or carried out by any member of the Acquired Group without such consent or clearance having been properly obtained. No Taxing Authority has operated or agreed to operate any special arrangement or practice (being one not based on relevant legislation or published practice) in relation to the affairs of any member of the Acquired Group.
(b) Withholdings. Each member of the Acquired Group has made all deductions and retentions of or on account of Tax as it was or is obliged or entitled to make and has made all such payments of or on account of taxation as should have been made to any Taxing Authority in respect of such deductions or retentions.

(c) Employees, etc. No member of the Acquired Group has made any payment to, or provided any benefit for or on behalf of, any officer or employee or ex-officer or ex-employee of that member which is not allowable as a deduction in calculating the profits of that member for Tax purposes. Each member of the Acquired Group has kept proper books and records relating to the same. None of the Acquired Companies is subject to any Liability for Taxation under the UK Income Tax (Earnings and Pensions) Act 2003 (“ITEPA”) in respect of any restricted securities or restricted interest in securities (within the meanings given to such terms in ITEPA, “Restricted Securities”) granted or otherwise issued to employees of the Seller Group since April 15, 2003; and save as set out in the Disclosure Letter, no employee (or ex-employee) of the Seller Group currently holds any Restricted Securities or restricted interest in securities granted or otherwise issued by any member of the Seller Group in respect of which a future Liability for Taxation will arise under ITEPA.
(d) No member of the Acquired Group has, within the last 6 years, acquired any capital asset from any other member of the Acquired Group which at the time of the acquisition was a member of the same group of companies for the purposes of any Taxes.
(e) No member of the Acquired Group has entered into any indemnity, guarantee or covenant under which a member of the Acquired Group has agreed to meet or pay a sum equivalent to or by reference to another person’s liability to Tax.
4.19. Employee Benefit Plans. In this Section 4.19, “Relevant Benefits” means any pension, lump sum, gratuity or other like benefit provided or to be provided on retirement or on death, or by virtue of a pension sharing order or provision, or in anticipation of retirement, or, in connection with past service, after retirement or death or to be provided on or in anticipation of or in connection with any change in the nature of the service of any employee or officer.
(a) Except as set forth in the Disclosure Letter, no member of the Acquired Group has any obligation (whether legally binding or not) to: (i) pay any pension; or (ii) make any other payment on or after retirement or death or during periods of sickness or disability (whether of a temporary or permanent nature); or (iii) otherwise to provide Relevant Benefits, to, or in respect of, any person who is now or has been an officer or employee of that member of the Acquired Group or spouse or dependant of such officer or employee. The Disclosure Letter includes, without limitation, the rates at which contributions are paid and have been paid by each employer and employee in respect of the Relevant Benefits and the basis upon which such contributions are calculated.
(b) No member of the Acquired Group has any obligation (whether legally binding or not) to participate in or has ever participated in any scheme or arrangement for the provision of Relevant Benefits and the relevant member of the Acquired Group is not otherwise paying, providing or contributing towards nor has it paid, provided or contributed towards or given any commitment (whether legally binding or not) to provide any Relevant Benefits for or in respect of any present or past employee or officer of a member of the Acquired Group or of any predecessor in business of a member of the Acquired Group (including for a spouse or dependant of any such person) or any other costs or expenses in respect of the provision of any Relevant Benefits.
(c) No member of the Acquired Group has or could have any liability under Pensions Act 1995 sections 75 or 75A or otherwise to make any payment to any scheme or arrangement for the provision of Relevant Benefits to which it contributed or in which it has participated prior to Completion.
(d) Each member of the Acquired Group has complied with its obligations under Welfare Reform and Pensions Act 1999 section 3 and the Australian equivalent superannuation guarantee legislation.
(e) No current or former employee or officer of the Seller Group, has any right to Relevant Benefits arising as a result of a transfer of his or her employment to a member of the Seller Group under either the Transfer of Undertakings (Protection of Employment) Regulations 1981 (as amended) or the Transfer of Undertakings (Protection of Employment) Regulations 2006.
(f) No member of the Acquired Group is, nor has it since April 27, 2004 been, an associate of or connected with (within the meaning of Pensions Act 2004 sections 38 and 51) any person who is or has been an employer in relation to an occupational pension scheme which is not a money purchase scheme.
(g) There is no contribution notice, financial support direction or restoration order (as defined in sections 38 to 56 of the Pensions Act 2004) in force in which any member of the Acquired Group is named, and nor has any member of the Acquired Group been party to any act or omission and there is no other fact or circumstance likely to give rise to any such notice or direction.
(h) No undertaking or assurance has been given to any person who is now, or has been, an officer or employee of the Acquired Group, or spouse or dependant of such officer or employee, as to the introduction of any Relevant Benefits which the Acquired Group would be required to implement in accordance with good industrial relations practice, whether or not there is any legal obligation to do so
(i) All fees, contributions, charges and expenses in respect of the Relevant Benefits have been paid on the due dates in accordance with the contractual requirements governing such contributions and contributions are not payable in arrears.
(j) All lump sum and any pension benefits payable in the event of the death or accident, injury or sickness of an employee in service are fully insured with a reputable insurance company authorised under the Financial Services and Markets

Act 2000 with permission under that Act to effect and carry out such insurance and all insurance premiums payable have been paid.
(k) Each member of the Acquired Group has at all times complied with its obligations under any scheme or arrangement for the provision of Relevant Benefits and all applicable laws, regulations and requirements.
(l) Any scheme or arrangement for the provision of Relevant Benefits has been operated and administered in accordance with and in material compliance at all times with all applicable laws, regulations and requirements and the trusts, powers and provisions of the governing documentation for such schemes or arrangements.
(m) There are no actions, suits or claims outstanding, pending or threatened by or against any member of the Acquired Group in respect of any act, event omission or other matter arising out of or in connection with the Relevant Benefits.
4.20. Environmental Regulation.
(a) No matters relating to health and safety or to the environment exist or have arisen out of the Business or exist or have arisen at, under or from the Properties which could give rise to any fines, penalties, losses, damages, costs, expenses or liabilities or could require any works. All audits and other assessments, reviews, reports, investigations and test results (whether in final or draft form) regarding the environment and health and safety, which are in the possession or control of the Seller Group relating to the Business, the Properties and any other property owned, occupied or controlled by the Acquired Group whether now or in the past have been provided or made available to Purchaser.
(b) The Seller Group is not nor has it been involved in any Action under any Environmental Law, none is threatened and to the Seller’s knowledge, none is likely to arise. At no time has the Seller Group received any notice, claim, complaint or other communication alleging a breach of liability under Environmental Law or in relation to such health, safety or environmental matters.
(c) All audits and other assessments, reviews, reports, investigations and test results (whether in final or draft form) regarding the environment and health and safety, which are in the possession or control of the Seller Group relating to the Business, the Properties and any other property owned, occupied or controlled by any entity in the Seller Group, whether now or in the past have been provided or made available to Purchaser.
4.21. Contracts.
(a) Excluded Liabilities. The Acquired Assets do not include any Contractual Obligations that (i) constitute or would reasonably be expected to give rise to any

Excluded Liabilities or (ii) imposes any non-competition covenants on Purchaser’s operation of the Business.
(b) Contracts. The Disclosure Letter identifies each material agreement, whether written or oral, that is used in, necessary for or related to the Business. The Seller has delivered or made available to Purchaser true, accurate and complete copies of each Assigned Agreement listed in the Disclosure Letter, in each case, as amended or otherwise modified and in effect. The Seller has delivered or made available to Purchaser a written summary setting forth the material terms and conditions of each oral Assigned Agreement listed in the Disclosure Letter.
(c) Enforceability, etc. To the Seller’s Knowledge, each Assigned Agreement is Enforceable against each party to such Contractual Obligation, is in full force and effect and will not be terminated (or be liable to termination) upon the consummation of the Contemplated Transactions in favor of the Purchaser.
(d) Breach, etc. Neither the Seller Group, nor, to the Seller’s Knowledge, any Third Party to any Assigned Agreement is in breach or violation of, or default under, or has repudiated any provision of, any Assigned Agreement.
(e) No member of the Acquired Group is party to or subject to any agreement, transaction, obligation, commitment, understanding, arrangement or liability which:
(i) is incapable of complete performance in accordance with its terms within six months after the date on which it was entered into or undertaken;
(ii) is likely to result in a material loss to the Acquired Group on completion of performance;
(iii) cannot readily be fulfilled or performed by the Acquired Group on time without unusual expenditure of money and effort;
(iv) may be terminated or cease to be performed by any counterparty without notice or by giving three months’ notice or less;
(v) involves or is likely to involve obligations, restrictions, expenditure or receipts of an unusual, onerous or exceptional nature;
(vi) is a forward contract relating to foreign currency (including the euro);
(vii) requires the Acquired Group, or under which the Acquired Group is or may become liable, to make any investment (as defined in Part III of the Financial Services and Markets Act 2000 (Regulated Activities) Order 2001 (as amended from time to time)) with, or to deposit any money with, or to provide any loan or financial accommodation or credit (other than normal trade credit) to any Person, or to subscribe, convert, acquire, dispose of or underwrite any investment;
(viii) is a contract for services (other than a contract for the supply of electricity, gas or water or normal office services);
(ix) requires the Acquired Group to pay any finders’ fee, royalty, brokerage, or commission;
(x) in any way restricts the Acquired Group’s freedom to carry on the whole or any part of the Business in the manner presently coordinated anywhere in the world; or
(xi) is in any way otherwise than in the ordinary and proper course of the Acquired Group’s business.
4.22. Affiliate Transactions. To the Seller’s Knowledge, (a) no Representative of the Seller Group or any Seller Security Holder or any Affiliate of any Seller Security Holder is a consultant, competitor, creditor, debtor, collaborator, distributor, supplier, or vendor of the Business, or is a party to any Assigned Agreement and (b) no Representative of the Seller Group or any Seller Security Holder or any Affiliate of any Seller Security Holder owns any Acquired Asset. The Acquired Group is not a party to, nor have its profits or financial position during the financial period ending on the Half-Yearly Report Date and since the Half-Yearly Report Date been affected by, any agreement or arrangement which is not entirely of an arm’s length nature.
4.23. Labor Relations. There are no substantial labor troubles (including any grievance, arbitration, work slowdown, lockout, stoppage, picketing or strike) pending, or to the Seller’s Knowledge, threatened between a member of the Acquired Group, on the one hand, and its employees or any of them, on the other hand, and there have been no such troubles at any time during the past five years. Except as disclosed in the Disclosure Letter, (a) no employee of a member of the Acquired Group is represented by a labor union, (b) no member of the Acquired Group is a party to, or otherwise subject to, any collective bargaining agreement or other labor union contract, (c) no petition has been filed nor any Action instituted or threatened by or on behalf of an employee or group of employees of a member of the Acquired Group with any labor relations board seeking recognition of a bargaining representative, (d) no member of the Acquired Group has or is currently engaged in any unfair labor practice, and (e) to the Seller’s Knowledge, there is no organizational effort currently being made or threatened by, or on behalf of, any labor union to organize employees of a member of the Acquired Group and no demand for recognition of employees of a member of the Acquired Group has been made by, or on behalf of, any labor union. No officer’s employment with a member of the Acquired Group has been terminated for any reason within the past twelve (12) months nor has any such officer or employee notified a member of the Acquired Group of his or her intention to resign or retire. Each member of the Acquired Group currently complies with and for the past five years has complied with all material Legal Requirements relating to the employment of labor in all material respects, including any provisions thereof relating to (i) wages and hours, including with respect to classification as exempt or non-exempt for overtime purposes, meal and break periods, and record-keeping requirements; (ii) unlawful, wrongful, retaliatory, or discriminatory employment or labor practices; (iii) occupational health and safety standards; (iv) plant closing, mass layoff, immigration, workers’ compensation, unemployment compensation, human rights legislation, and other employment laws, regulations, and ordinances; and (v) classification of persons providing services to a member of the Acquired Group as employees or independent contractors. The Acquired Group has, in relation to each of its officers and employees (and, so far as relevant, to each of its former officers and employees): (i) complied with all obligations imposed on any of them by, and all orders and awards made under, all directives, statutes, regulations, orders, codes of conduct and practice, collective agreements and customs and practices relevant to the relations between it and its employees or any trade union, or to the conditions of service of its employees; (ii) complied with all recommendations made by the Advisory Conciliation and Arbitration Service and with all awards and declarations made by the Central Arbitration Committee or by the Australian Industrial Relations Commission (or any equivalent body); and (iii) maintained current, adequate and suitable records regarding the service of each of such officers and employees.
4.24. Employees and Consultants.
(a) Particulars of Directors. The particulars of each director of each company in the Acquired Group is set forth in the Disclosure Letter. The listing is true and complete and no person who is not named as a director in that paragraph is or is held out as a director of a member of the Acquired Group. The terms of appointment or employment for each director of each member in the Acquired Group (including any amendments to them) are described in the Disclosure Letter.
(b) Particulars of Employees. The particulars set out in the Disclosure Letter show all: (i) names, job titles, notice periods, dates of commencement of employment and the identity of the employer of; and (ii) Compensation payable and other benefits provided or which the Seller Group is obliged to provide (whether now or in the future), with respect to each officer and employee of the Seller Group (and in the case of remuneration and benefits, any person connected with any such person) and include true and complete particulars of all profit sharing, incentive, commission and bonus arrangements to which the Seller Group is a party, whether legally binding on the Acquired Group.
(c) No person who is not named in the Disclosure Letter is an employee of the Seller Group.
(d) Since the Half-Yearly Report Date, no change has been made in the rate of remuneration or the emoluments or pension benefits of any officer, employee, former officer or former employee of the Seller Group and no change has been made in the terms of engagement of any such officer or employee and no additional officer or employee has been appointed.

(e) No present officer or employee of the Acquired Group has given or received notice terminating his appointment or employment.
(f) The standard written terms of employment applicable to each grade or class of employee employed by the Seller Group have been provided to the Purchaser and all employees of the Seller Group are employed on the standard written terms of employment so provided.
(g) There is not now outstanding any contract of employment between the Seller Group and any of its directors, officers or employees which is not terminable by the Seller Group without Compensation (other than statutory compensation) on one month’s notice or less given at any time.
(h) There is not in force any agreement to which any member of the Acquired Group is party which provides that a change of control of a member of the Acquired Group (however such change of control may be defined therein) will entitle any director, officer, employee or consultant of the Acquired Group to any payment or benefit whatsoever.
(i) There is no outstanding claim against the Acquired Group by any person who is now or has been an officer or employee of the Seller Group or any dispute between the Seller Group and two or more of its/their employees or former employees and no payments or compensation are due from the Acquired Group under the Employment Rights Act 1996 or equivalent Australian legislation.
(j) No amounts due to or in respect of any of the officers or employees or former officers or employees of the Seller Group are in arrears or unpaid save for salary and benefits accruing in the month in which this Agreement is entered into.
(k) No employee of Seller Group is currently, or has been within the period of six months before the date of this Agreement, subject to any disciplinary process or engaged in any grievance procedure.
(l) Full details of all employees of the Acquired Group who are absent from work for any reason other than paid annual holiday (including absence due to secondment, maternity, paternity, adoption or parental leave and leave to care for dependants) and/or who are absent due to ill-health and have been for more than two weeks are disclosed in the Disclosure Letter.
(m) Since the Half-Yearly Report Date, no payments have been made by the Acquired Group to any officer or employee or former officer or employee of the Acquired Group or to their dependants or relatives which are in excess of that person’s entitlements under their terms of employment or appointment, nor is the Acquired Group considering making, nor is it obliged to make, any such payments.
4.25. Litigation and Governmental Orders. There is no Action to which a member of the Seller Group is a party (either as plaintiff or defendant) or to which any Acquired

Assets are subject pending, or to the Seller’s Knowledge, threatened, nor, to the Seller’s Knowledge, is there any reasonable basis for any of the foregoing. There is no Action that the Seller Group presently intends to initiate. No Governmental Order has been issued that is applicable to, or otherwise affects, the Acquired Group or any Asset or the Business.
4.26. Insurance.
(a) The Disclosure Schedule identifies all insurance policies of the Acquired Group or in which a member of the Acquired Group has an interest, and the material details of all such insurance policies have been provided to the Purchaser.
(b) The Seller Group has maintained at all material times appropriate product liability and other insurance on a primary and non-contributory basis for itself in amounts, respectively, which are reasonable and customary in the United Kingdom and Australia healthcare industries, as applicable, for companies of comparable size and activities at the place of business of the Acquired Group. Such insurance insures against, and at all times will insure against, all liability, including bodily injury, product liability, physical injury, clinical development liabilities, and property damage arising out of the development, manufacture, sale, distribution, or marketing of the Acquired Products. All such policies will be with insurers having a rating of A:X or better in the most current edition of A.M. Best’s Key Rating Guide.
(c) There are no material claims currently made against any of the insurance policies of the Acquired Group, no material impairment of the amounts of coverage required thereunder, and to the Seller’s Knowledge, there is no reasonable basis for any such claims.
(d) The Acquired Group and all its normally insurable assets are, and at all material times have been, covered to their full replacement or reinvestment value by valid insurances containing no special or unusual terms or conditions against all the risks (including in the case of let property for three years’ loss of rent) against which it is normal or prudent to insure.
(e) All liabilities of the Acquired Group in respect of the business carried on by it (including risks which it is contractually required by a third party to cover, third party risks, public and employers’ liability, consequential loss liability and loss of profits) are fully covered by valid insurances containing no special or unusual terms or conditions.
(f) The Acquired Group has paid all premiums due and has not done or omitted to do anything the doing or omission of which would make any such policy of insurance void or voidable or would or might result in an increase in the rate of premiums payable under any such policy and the Company has neither received notice of any increase in premium or of change in the terms of cover under any of such policies nor of the withdrawal (in whole or in part) of cover in respect of any of such policies.
(g) No claim is outstanding under any of the policies referred to in Section 4.26 and to the Seller’s Knowledge no fact or circumstance exists which might give rise to a claim under any of those policies.
4.27. Commercial Relationships. Since December 31, 2007, none of the Seller Group’s material suppliers, collaborators, distributors, licensors, or licensees have canceled or otherwise terminated their relationship with the Seller Group or materially altered their relationship with the Seller Group. To the Seller’s Knowledge, it is not the plan or intention of any such material supplier, collaborator, distributor, licensor, or licensee of the Seller Group, and the Seller Group have not received any threat or notice from any such entity, to terminate, cancel or otherwise materially modify its relationship with the Seller Group. Without limiting the foregoing, the Seller Group are in material compliance with its diligence obligations and has not failed to achieve any development milestones within applicable time periods, under any of the Inbound IP Agreements.
4.28. Solvency.
(a) No order has been made and no resolution has been passed for the winding up of the Seller Group or for a provisional liquidator or manager to be appointed in respect of the Seller Group and no petition has been presented and no meeting has been convened for the purpose of considering the winding up of the Seller Group.
(b) No administration order has been made and no petition for such an order has been presented in respect of the Seller Group.
(c) No receiver, administrator or manager (which expression will include an administrative receiver) has been appointed in respect of all or any of the assets of the Seller Group, nor has any power of sale or power to appoint a receiver or manager under the terms of any mortgage, charge or other security in respect of all or any assets of the Seller Group become exercisable.
(d) No voluntary arrangement under Insolvency Act 1986 section 1 or scheme of arrangement under Companies Act 2006 Part 26 or other compromise or arrangement in respect of the creditors of the Seller Group generally, or any class of them, has been proposed or adopted.
(e) No moratorium under Insolvency Act 1986 section 1A has been proposed or is in force in respect of the Seller Group.
(f) No statutory demand has been served on the Seller Group which has not been paid in full or been withdrawn.
(g) The Seller Group has not been a party to any transaction at an undervalue as defined in Insolvency Act 1986 section 238 nor has it given or received any preference as defined in Insolvency Act 1986 section 239, in either case within the period of two years ending on the date of this Agreement, nor has the Seller Group at any time been party to any transaction defrauding creditors as defined in Insolvency Act 1986 section 423.
(h) No loan capital, borrowings or interest is overdue for payment by the Seller Group and no other material obligation or indebtedness of the Seller Group is overdue for performance or payment.
(i) No creditor of the Seller Group has taken steps to enforce any debt or other sum owed by the Seller Group, whether by legal proceedings, the exercise of a lien, power of distraint, sequestration, recovery of possession or otherwise (where such debt or sum remains unpaid).
(j) No unsatisfied judgment is outstanding against the Seller Group.
(k) The Seller Group has not suspended or ceased or threatened to suspend or cease to carry on all or a material part of the Business.
(l) No event analogous to any of the foregoing has occurred in or outside England.
4.29. Grants. Full details of all grants and allowances made to any of the members of the Seller Group during the period of six years ending on the Effective Date, and/or due to be made to any of them are disclosed in the Disclosure Letter and the members of the Seller Group have not done or failed to do any act or thing which could result in all or any part of such grants or allowances becoming repayable or being forfeited by any of them.
4.30. Political Donations. The Acquired Group has not made any political donation to any political party or to any other political organization or to any independent election candidate, nor has it incurred any political expenditure, in any such case either since the Half-Yearly Report Date or in the year preceding the Half-Yearly Report Date and it is not under any commitment to do so.
4.31. Powers of Attorney. There is in force no power of attorney or other authority (express, implied or ostensible) given by any member of the Acquired Group to any person to enter into any contract or commitment on its behalf other than to its employees to enter into routine trading contracts in the usual course of their duties. No member of the Acquired Group has appointed any agent or distributor or granted any licenses carrying the right to grant sub-licenses to third parties in respect of any of its products or services in any part of the world.
4.32. Personal Data. Each member of the Seller Group has at all times complied with the Data Protection Act 1998, the Privacy and Electronic Communications Regulations (EC Directive) Regulations 2003 and all other applicable data protection legislation.

4.33. Tenders and the Like. No offer, tender or the like is outstanding which is capable of being converted into an obligation of the Seller Group by an acceptance or other act of some other Person.
4.34. No Registration as of the Date of Issuance. Subject to the provisions of Section 7.11, the Seller understands and acknowledges that (i) the Purchaser Shares are “restricted securities” for purposes of the U.S. federal securities laws and have not been registered under the Securities Act or the securities laws of any state of the United States, (ii) the Purchaser Shares may not be offered or sold, directly or indirectly, in the United States or to, or for the account or benefit of, a U.S. Person (as defined in Rule 902 of Regulation S promulgated under the Securities Act and as presently in effect (“Regulation S”)) unless registered under the Securities Act or an exemption from such registration requirements is available, and in any event in compliance with applicable state securities or “blue sky” laws, (iii) the Purchaser is under no obligation to assist the Seller in obtaining or complying with any exemption from registration and (iv) the Purchaser’s reliance on exemption from registration under the Securities Act is predicated on the Seller’s representations set forth herein.
4.35. Investment Intent. The Seller represents that the Purchaser Shares are being acquired by it in good faith solely for its own account, for investment and without any view toward resale or other distribution thereof and that it is familiar with Rule 144 promulgated under the Securities Act, as presently in effect, and understands the resale limitations imposed thereby and otherwise by the Securities Act. The Seller does not have any contract, undertaking or arrangement with any Person to sell, transfer or grant participation with respect to any of the Seller’s interest in the Purchaser Shares. The Seller will not offer, sell, pledge, hypothecate or otherwise dispose of the Purchaser Shares except in compliance with the registration requirements or exemption provisions of the Securities Act and any applicable U.S. state and non-U.S. securities act and the rules and regulations under any such acts.
4.36. Purchaser Status. The Seller is not a “U.S. Person” (within the meaning of Rule 902 of Regulation S) and is not acquiring the Purchaser Shares for the account or benefit of any “U.S. Person”; and will purchase the Purchaser Shares in an “offshore transaction” (within the meaning of Rule 902 of Regulation S).
4.37. No Brokers. The Seller Group has no Liability of any kind to, and are not subject to any claim of, any broker, finder or agent in connection with the Contemplated Transactions. Neither the acquisition of the Acquired Shares by the Purchaser nor compliance with the terms of this Agreement will entitle any Person to receive from any company in the Acquired Group any finder’s fee, royalty, brokerage or commission.
4.38. Disclosure. The representations and warranties contained in this Section 4 (as modified by the Disclosure Letter) disclose all material facts and circumstances relating to the Acquired Assets and, to the best of the knowledge, information and belief of the Seller, there are no other facts or circumstances which render or which might upon their disclosure render any of such facts and circumstances misleading in any material respect or which might reasonably affect the willingness of a purchaser to purchase the Acquired

Assets on the terms of this Agreement. The representations and warranties contained in this Section 4 and in the instruments and certificates furnished by the Seller to Purchaser pursuant to this Agreement do not contain and will not contain any untrue statement of material fact or omit to state any material fact necessary in order to make the statements and information contained herein or therein in light of the circumstances in which they were made not misleading.
5.	REPRESENTATIONS AND WARRANTIES OF PURCHASER.
Purchaser represents and warrants to the Seller that:
5.1. Organization. Purchaser is (a) duly organized, validly existing and in good standing under the laws of the State of Delaware and (b) duly qualified to do business and in good standing in each jurisdiction in which the nature of its business or the ownership, leasing or operation of its properties makes such qualification necessary, other than in such jurisdiction where the failure to be so qualified individually or in the aggregate has not had and would not reasonably be expected to have a material adverse effect on Purchaser.
5.2. Power and Authorization. The execution, delivery and performance by Purchaser of this Agreement, and the consummation by Purchaser of the Contemplated Transactions are within the corporate power and authority of Purchaser and have been duly authorized by all necessary action on the part of Purchaser. This Agreement has been duly executed and delivered by Purchaser and, assuming the due authorization, execution and delivery by the Seller, is a legal, valid and binding obligation of Purchaser, Enforceable against Purchaser in accordance with its terms.
5.3. Board Approvals. The Purchaser’s board of directors has duly approved and adopted this Agreement and the Contemplated Transactions (subject to, and in accordance with the terms and conditions of, this Agreement).
5.4. Stockholder Vote. No approval of the holder(s) of Equity Interests in the Purchaser or any of its Subsidiaries is required to consummate the Acquisition.
5.5. Capitalization. As of February 18, 2009, 95,168,083 shares of Purchaser Common Stock were issued and outstanding, all of which were validly issued, fully paid and nonassessable and issued free of preemptive rights; and the aggregate maximum number of unissued shares of Purchaser Common Stock which are the subject of any option, warrant or other right to subscribe or otherwise acquire or require the issuance thereof, (whether or not subject to the satisfaction of conditions or currently exercisable) does not exceed 21,363,141 shares of Purchaser Common Stock.
5.6. Issuance of Purchaser Shares. The issuance and delivery of the Purchaser Shares in accordance with this Agreement has been, or will be on or prior to Completion, duly authorized by all necessary corporate action on the part of the Purchaser. The Purchaser Shares when so issued and delivered in accordance with the provisions of this Agreement will be duly and validly issued, fully paid and nonassessable, and free of restrictions on transfer other than restrictions imposed or created under this Agreement or restrictions required as necessary to qualify this offering as exempt from the registration requirements of the Securities Act or any other applicable law.
5.7. No Encumbrances. The Purchaser Shares will be issued free from any option, right to acquire, mortgage, charge, pledge, or other form of security or encumbrance or equity and, other than the Escrow Agreement, there is no agreement or arrangement to give or create any of the foregoing.
5.8. Authorization of Governmental Authorities. Assuming the accuracy of the Seller’s representations in Sections 4.3 and 4.4, no action by (including any authorization, consent or approval), or in respect of, or filing with, any Governmental Authority is required for, or in connection with, the valid and lawful (a) authorization, execution, delivery and performance by Purchaser of this Agreement and the Ancillary Agreements or (b) the consummation of the Contemplated Transactions by Purchaser.
5.9. Noncontravention. Neither the execution, delivery and performance by Purchaser of either this Agreement or the Ancillary Agreements, nor the consummation of the Contemplated Transactions will:
(a) violate any Legal Requirement applicable to Purchaser;
(b) result in a breach or violation of, or default under, any Contractual Obligation of Purchaser;
(c) require any action by (including any authorization, consent or approval) or in respect of (including notice to), any Person under any Contractual Obligation of Purchaser; or
(d) result in a breach or violation of, or default under, Purchaser’s Organizational Documents.
5.10. SEC Filings. Purchaser has filed or otherwise transmitted all forms, reports, statements, certifications, and other documents (including all exhibits, amendments and supplements thereto) required to be filed or otherwise transmitted by it with the U.S. Securities and Exchange Commission (the “SEC”) since January 1, 2008 and prior to the date hereof (such documents filed since January 1, 2008 and prior to the date hereof, the “SEC Reports”). As of their respective dates, each of the SEC Reports complied as to form in all material respects with the applicable requirements of the Securities Act and the rules and regulations promulgated thereunder and the Exchange Act and the rules and regulations promulgated thereunder, each as in effect on the date so filed. Except to the extent amended or superseded by a subsequent filing with the SEC made prior to the date hereof, as of their respective dates (and if so amended or superseded, then on the date of such subsequent filing), none of the SEC Reports contained any untrue statement of a material fact or omitted to state a material fact required to be stated or incorporated by reference therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.

5.11. Financial Statements. The audited consolidated financial statements of Purchaser (including any related notes thereto) included in Purchaser’s Annual Report on Form 10-K for the fiscal year ended December 31, 2007 filed with the SEC have been prepared in accordance with GAAP in all material respects applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto) and fairly present in all material respects the consolidated financial position of Purchaser and its consolidated Subsidiary at the respective dates thereof and the consolidated statements of operations, cash flows and changes in stockholders’ equity for the periods indicated therein. The unaudited consolidated financial statements of Purchaser (including any related notes thereto) for all interim periods included in Purchaser’s quarterly reports on Form 10-Q filed with the SEC since January 1, 2008 have been prepared in accordance with GAAP in all material respects applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto) and fairly present in all material respects the consolidated financial position of Purchaser and its consolidated Subsidiary at of the respective dates thereof and the consolidated statements of operations and cash flows for the periods indicated therein (subject to normal period-end adjustments).
5.12. Absence of Certain Developments. Except as set forth in the SEC Reports and except as contemplated by this Agreement, since January 1, 2008, Purchaser and its Subsidiary have conducted their business in the Ordinary Course of Business.
5.13. Litigation and Governmental Orders. Except as set forth in the SEC Reports, there is no Action to which Purchaser or its Subsidiary is a party (either as plaintiff or defendant), or to Purchaser’s knowledge, threatened, nor, to Purchaser’s knowledge, is there any reasonable basis for any of the foregoing. There is no Action which the Purchaser or its Subsidiary presently intends to initiate. Except as set forth in the SEC Reports, no Governmental Order has been issued which is applicable to, or otherwise affects, Purchaser or any or its material assets or its business.
5.14. Circular. None of the information supplied or to be supplied by Purchaser for inclusion or incorporation by reference in the Circular will, at the date it is first mailed to the stockholders of the Seller and at the time of the Stockholders Meeting or at the date of any amendment thereof or supplement thereto, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading. Notwithstanding the foregoing, Purchaser makes no representation or warranty with respect to any information supplied by the Seller Group or any of its Representatives which is contained or incorporated by reference in the Circular.
5.15. No Brokers. Neither Purchaser nor its Subsidiary has any Liability of any kind to, nor is subject to any claim of, any broker, finder or agent in connection with the Contemplated Transactions for which the Seller could be liable.

6.	PERIOD BEFORE COMPLETION.
6.1. Pre-Closing Operation of Business. From the Effective Date until the Completion Date, the Seller will (subject to the duties its directors may have under the Companies Legislation and the common law of England and Wales), and will cause the Acquired Group to, use commercially reasonable efforts to continue to conduct the Business in the Ordinary Course of Business including, without limitation, as may concern:
(a) efforts to maintain the value of the Business as a going concern;
(b) preserving the Business organization and relationships with Third Parties (including licensors, suppliers, customers, and collaborators), executives, employees, and consultants with respect to the Business; and
(c) preserving and protecting the Registered Intellectual Property.
6.2. Purchaser’s Consent. Without limiting the generality of Section 6.1, from the Effective Date until the Completion (or, if earlier, termination of this Agreement), Seller represents and warrants that it and the Acquired Group will not, without Purchaser’s prior written consent:
(a) take or omit to take any action that would cause the representations and warranties in Section 4 to be untrue at, or as of any time prior to, the Completion; or
(b) take or omit to take any action which, if taken or omitted to be taken between the Half-Yearly Report Date and the Effective Date, would have been required to be disclosed on Schedule 4.11.
6.3. Insurance Policies. With respect of the policies of insurance of the Seller Group or the policies of insurance in which the Seller Group has an interest as of the Effective Date, except where it or they have received the prior written consent of Purchaser, between the Effective Date and Completion (or, if earlier, termination of this Agreement):
(a) such policies will be maintained in full force and effect;
(b) the Seller Group will not do or omit to do anything the doing or omission of which would or might make any of such policies void or voidable;
(c) the Seller Group will not do or omit to do anything the doing or omission of which would or might entitle any of the insurers under such policies to refuse cover in relation to any claim (either in whole or in part) or result in an increase in the premium payable under any of such policies; and
(d) the Seller will notify the Purchaser of any claim arising under any of such policies on or after the date of this Agreement and will notify the insurers promptly and make any such claim in accordance with the terms of the relevant policy.
6.4. Release by Seller.
(a) Seller confirms that at Completion it will have no claim (whether in respect of any breach of contract, compensation for loss of office or monies due to it or on any account whatsoever) outstanding against any member of the Acquired Group or against any of the directors, officers, employees or other Representatives of the Acquired Group, and that no agreement or arrangement is outstanding under which any member of the Acquired Group has or could have any obligation of any kind to the Seller.
(b) To the extent that any such claim or obligation described in Section 6.4(a) exists or may exist, Seller irrevocably and unconditionally waives such claim or obligation and releases each member of the Acquired Group and any such other Persons from any liability whatsoever in respect of such claim or obligation.
(c) Each member of the Acquired Group and any stockholder, director, officer, employee or other Representatives of any of them may enforce the terms of this Section 6.4 provided always that, as a condition thereto, any such Third Party will (i) obtain the prior written consent of the Purchaser; and (ii) not be entitled to assign its rights under this Section 6.4.
     7. ADDITIONAL COVENANTS.
7.1. Completion. In order to expedite the Completion:
(a) Seller will keep the Purchaser regularly informed of the progress towards satisfaction of the Conditions;
(b) Seller will promptly notify the Purchaser in writing as soon as Seller is aware that any Condition has been satisfied (or has become incapable of satisfaction) and, if applicable, produce to the Purchaser such evidence as the Purchaser may reasonably require of the satisfaction of such Condition.
7.2. Notifications. The Seller Group agrees, in the period from the Effective Date to the Completion Date, to:
(a) with respect to any Acquired Product, (i) notify as early as reasonably practicable in advance of all meetings and communications with representatives of the FDA or other Governmental Authorities, and (ii) promptly forward to Purchaser copies of all regulatory filings, applications, requests and other written communications to the FDA or other Governmental Authorities prior to submission thereto, and written communications received from representatives of the FDA or other Governmental Authorities;

(b) notify Purchaser promptly prior to making any material change to a research or study protocol, adding new studies or collaborations, making any material change to a manufacturing plan or process or making a material change to a development timeline for any Acquired Product; and
(c) give prompt notice upon the filing by the Acquired Group of any new inventions or Patent applications or, in the case of filings for new inventions or Patent applications for which the Acquired Group does not have filing responsibility, the Seller will give prompt notice upon becoming aware of any such filings or any Patent applications that claim priority to any applications listed on Schedule 4.15(a), and to update Schedule 4.15(a) at the Completion to include all such inventions or Patent applications.
7.3. Notices and Consents.
(a) The Seller will give all reasonably necessary notices to, make all reasonably necessary filings with and use its commercially reasonable efforts to obtain all authorizations, consents or approvals from, any Governmental Authority or other Person that are set forth on Schedule 7.3(a) of the Disclosure Letter or as otherwise reasonably requested by Purchaser in order to consummate the Contemplated Transactions.
(b) Each of the Parties hereto agrees to use commercially reasonable efforts to cooperate with the other Party in the timely preparation and filing of any filings under merger notification laws or applicable securities or corporate Legal Requirements in order to consummate the Contemplated Transactions.
(c) Each of the Parties hereto will use its commercially reasonable efforts to cooperate with the other Party in connection with any filing and in connection with any investigation by any Governmental Authority related to the Contemplated Transactions, promptly inform the other Party of any communications received or given by such Party to any Governmental Authority related to the Contemplated Transactions, and permit the other Party to review any communication given by it and consult with each other in advance of any meeting or conference, and to the extent appropriate or permitted by the applicable Governmental Authority, give the other Party the opportunity to attend and participate in such meetings and conferences.
7.4. Purchaser’s Access to Premises.
(a) Subject to applicable Legal Requirements, from the Effective Date until the Completion Date (or such earlier date as this Agreement may be terminated pursuant to Section 10), the Seller will permit Purchaser and its Representatives to have commercially reasonable access (at reasonable times during business hours and upon reasonable notice) to senior executives of the Seller Group and to premises, properties, books, records (including Tax records with respect to Taxes affecting the Acquired Assets or the Business), contracts, financial and operating data and information and documents of the Acquired Group and/or the Business and make copies of such books, records, contracts, data, information and documents as Purchaser or its Representatives may reasonably request. The Purchaser acknowledges that all such books, records, contracts, data, information and documents thereby accessed by the Purchaser and/or its Representatives comprise confidential and proprietary information of the Seller and its Subsidiaries and will be subject to the terms of the confidentiality agreement between the Seller and the Purchaser dated November 28, 2008 (the “Confidentiality Agreement”). The Parties further agree that upon Completion the Confidentiality Agreement will cease to be thereafter enforceable by the Seller in so far as it concerns information which is confidential to the Acquired Group.
(b) Subject to applicable legal requirements, from and after the Completion, the Seller will afford to Purchaser and its Representatives reasonable access and duplicating rights (at the expense of Purchaser), during normal business hours and upon reasonable advance notice, to all information (including reasonable access to a knowledgeable employee or Representative of the Seller to discuss such information) within the possession or control of the Seller, in each case insofar as such access is reasonably required for a reasonable purpose. Without limiting the foregoing, information may be requested under this Section 7.4(b) for audit, accounting, claims, litigation and tax purposes, as well as for purposes of fulfilling disclosure and reporting obligations.
(c) Subject to applicable legal requirements, for a period of six years from the Completion Date, the Purchaser will afford to Seller and its Representatives Reasonable access and duplicating rights (at the expense of Seller), during normal business hours and upon reasonable advance notice, to all information (including reasonable access to a knowledgeable employee or Representative of the Acquired Group to discuss such information) within the possession or control of the Acquired Group (insofar as the same relates to matters occurring on or before the Completion Date), in each case insofar as such access is reasonably required for a reasonable and bona fide non-commercial purpose of concern to the Seller post-Completion. Without limiting the foregoing, information may be requested under this Section 7.4(c) for audit, accounting, claims, litigation and tax purposes, as well as for purposes of fulfilling disclosure and reporting obligations.
7.5. Notice of Developments. From the Effective Date until the Completion Date, the Seller will give Purchaser prompt written notice upon becoming aware of (i) any material development affecting the Acquired Assets, the Assumed Liabilities or the Business, (ii) any material development adversely affecting the financial condition of any member of the Acquired Group, or (iii) any event or circumstance (including for the avoidance of doubt any omission) which reasonably could be expected to result in any of the Seller’s representations or warranties contained in this Agreement being unfulfilled, untrue, inaccurate, or misleading at Completion; provided, however, that no such disclosure will be deemed to amend, supplement, prevent, or cure any such breach of, or inaccuracy in, any of the representations and warranties set forth in this Agreement. If so requested by the Purchaser, Seller will use its commercially reasonable efforts at its own expense to prevent or remedy such a breach.
     7.6. Stockholder Consent.
(a) The Purchaser will provide to the Seller such information as the Seller may reasonably request (or, in any event, if required by applicable Legal Requirements) for inclusion or incorporation by reference in the Circular and will thereafter promptly notify the Seller in writing if such information thereafter becomes untrue or misleading, and in such circumstances the Purchaser will promptly provide to the Seller such further information in writing as reasonably necessary by way of amendment or supplement correcting such untrue or misleading statement. Notwithstanding the foregoing, the Seller acknowledges and agrees that the Purchaser will not be obligated to provide any pro forma or other financial information of the Purchaser other than any financial information that is publicly available on the SEC’s EDGAR database.
(b) As soon as reasonably practical following the Effective Date, the Seller will take all action necessary under the Companies Legislation, the AIM Rules and the ASX Listing Rules for Companies to (i) publish the Circular (which will contain a unanimous recommendation by the board of directors of the Seller that the stockholders of the Seller should vote in favor of the Acquisition and the resolution to change the name of the Seller) and (ii) duly call, give notice of, convene and thereafter hold a general meeting of its stockholders for the purpose of approving the Acquisition as required by Rule 15 of the AIM Rules for Companies.
7.7. No Negotiation by the Seller
(a) Between the Effective Date and the Completion Date, neither the Seller nor any of its Subsidiaries (nor any of their respective Representatives) will, directly or indirectly, solicit, encourage, initiate or otherwise seek to procure the submission of any proposal, indication of interest or offer of any kind which is reasonably likely to lead to an offer being made for the Seller (or all or any material part of the undertaking or any material assets of the Acquired Group) or the grant, or entry into any agreement or arrangement to grant, any option, warrant, license, right to acquire, non-statutory right of pre-emption, Lien or other similar form of security or encumbrance in relation either to: (x) the unissued shares in the capital of the Seller or (y) the undertaking or any material Assets of the Seller or any of its Subsidiaries (other than a Lien arising by operation of law in the Ordinary Course of Business) (any matter within (x) and/or (y) being a “Competing Proposal”).
(b) Neither the Seller nor any Subsidiary of the Seller (nor any of their respective Representatives) will, directly or indirectly enter into (or, if relevant, continue) or participate in any negotiations or arrangement relating to the implementation of any Competing Proposal or which are reasonably likely to lead to a Competing Proposal being implemented.
(c) The Seller will notify Purchaser in writing within two Business Days of any approach or communication from any Third Party in relation to any potential Competing Proposal which requires (or which is reasonably likely to require) that the directors of the Seller enter into substantive discussions or negotiations concerning such Competing Proposal. Such notification will include reasonable details of such potential Competing Proposal, including details of the identity of such Third Party. If such Competing Proposal is recommended by the directors of the Seller, then notice to Purchaser pursuant to this Section 7.7(c) will be given at least two Business Days prior to any such recommendation being publicly announced.
(d) The foregoing obligations in this Section 7.7 will not preclude the directors of the Seller, to the extent they are compelled to do so to properly discharge their fiduciary duties, from responding to any unsolicited approach or an approach initiated by a third party relating to a Competing Proposal or from complying with its obligations under Rule 20.2 of the UK City Code on Takeovers and Mergers (to the extent that the Panel on Takeovers and Mergers has determined that Rule 20.2 applies in the relevant circumstances).
7.8. Expenses. With respect to the costs and expenses (including legal, accounting, consulting, advisory, printing, mailing and brokerage) incurred in connection with the Contemplated Transactions (the “Transaction Expenses”), Purchaser will have no Liability in respect of the Transaction Expenses of the Seller or the Seller Security Holders, nor will the Seller have any Liability in respect of the Transaction Expenses of Purchaser.
7.9. Confidentiality. The Parties agree that promptly upon execution of this Agreement the Parties will issue a joint press release in the form set out in Exhibit G. Thereafter the Parties agree and acknowledge that the provisions of the Confidentiality Agreement will not prohibit the disclosure of any of the terms of this Agreement (or any Ancillary Agreement) and/or any further information concerning the Contemplated Transactions or Purchaser Common Stock or any information supplied by the Purchaser for inclusion in the Circular, nor the publication and distribution of the Circular (and any supplemental or additional information required thereby). After the Completion, the Seller will hold and treat, and will cause its officers, employees, auditors, and other authorized Representatives to hold and treat, in confidence all Technical Confidential Information.
7.10. Publicity. No public announcement or disclosure may be made by either Party with respect to the subject matter of this Agreement or the Contemplated Transactions without the prior written consent of the other Party; provided, however, that the provisions of this Section 7.10 will not prohibit (a) the publication of the Circular or the joint press release in the form set out in Exhibit G, (b) any disclosure required by any applicable Legal Requirement or listing standard of any exchange on which the disclosing Party’s securities are listed or traded (in which case the disclosing Party will provide the other Party with the opportunity to review in advance the disclosure and provide such reasonable comment as may be appropriate by reference to the nature of the disclosure) or (c) any disclosure made in connection with the enforcement of any right or remedy relating to this Agreement or the Contemplated Transactions.
7.11. Registration Rights.
(a) Registration of the Purchaser Shares. Purchaser hereby agrees to prepare and file with the SEC as soon as reasonably practicable, and in any event no later than sixty (60) days, following the Completion (the “Filing Deadline”), a registration statement on Form S-3 (except that if Purchaser is not then eligible to register for resale the Purchaser Shares on Form S-3, then such registration will be on the appropriate form) (together with any other registration statements filed under this Section 7.11 and any preliminary or final prospectus, exhibit, supplement or amendment included therein, the “Registration Statement”), to enable the resale of the Purchaser Shares by the Seller, from time to time, on a continuous basis pursuant to Rule 415 under the Securities Act. Purchaser will use commercially reasonable efforts to cause a Registration Statement to be declared effective as soon as reasonably practicable, and in any event within fifteen (15) days, following the Filing Deadline (the “Required Effective Date”) or, in the event of a review of such Registration Statement by the SEC, the Required Effective Date will be as soon as reasonably practicable, and in any event within ninety (90) days, following the Filing Deadline and, subject to exceptions provided herein, to remain continuously effective until the earlier of (A) the date on which all Purchaser Shares have been publicly sold thereunder, or (B) the date on which all of the Purchaser Shares can be sold pursuant to Rule 144 promulgated under the Securities Act (as such rule may be amended from time to time) without any limitations under clauses (c), (e), (f) and (h) thereunder (the “Registration Period”). If Purchaser receives notification from the SEC that a Registration Statement will receive no action or review from the SEC, then Purchaser will use its commercially reasonable efforts to cause such Registration Statement to become effective within three (3) Business Days after such SEC notification.
(b) Registration Procedures. In connection with Purchaser’s registration obligations hereunder, Purchaser will:
(i) Prepare and file with the SEC such amendments (including post effective amendments) and supplements to each Registration Statement and any related prospectus (a “Prospectus”) used in connection therewith as may be necessary to keep such Registration Statement continuously effective as to the applicable Purchaser Shares for the Registration Period and prepare and file with the SEC such additional Registration Statements in order to register for resale under the Securities Act all of the Purchaser Shares; (2) cause the related Prospectus to be amended or supplemented by any required Prospectus supplement, and, as so supplemented or amended, to be filed pursuant to Rule 424; (3) respond as promptly as reasonably practicable to any comments received from the SEC with respect to each Registration Statement or any amendment thereto (and in any event within three (3) Business Days of receipt of such SEC comments) and, as promptly as reasonably possible, provide Seller true and complete copies of all correspondence from and to the SEC relating to such Registration Statement that pertains to the Seller as a “Selling Stockholder”; and (4) comply with the provisions of the Securities Act and the Exchange Act with respect to the disposition of all Purchaser Shares covered by a Registration Statement until the expiration of the Registration Period;
(ii) Use commercially reasonable efforts to avoid the issuance of, or, if issued, obtain the withdrawal of (i) any order suspending the effectiveness of a Registration Statement, or (ii) any suspension of the qualification (or exemption from qualification) of any of the Purchaser Shares for sale in any jurisdiction, as soon as practicable;
(iii) If requested by the Seller, furnish to the Seller without charge at least one conformed copy of each Registration Statement and each amendment thereto and all exhibits to the extent requested by the Seller (including those previously furnished or incorporated by reference) promptly after the filing of such documents with the SEC; provided, that Purchaser will have no obligation to provide any document pursuant to this clause that is available on the SEC’s EDGAR system;
(iv) Cooperate with the Seller to facilitate the timely preparation and delivery of certificates representing Purchaser Shares to be delivered to a transferee pursuant to a Registration Statement, which certificates will be free, to the extent permitted by this Agreement and under law, of all restrictive legends, and to enable such Purchaser Shares to be in such denominations and registered in such names as any such holders may reasonably request. In connection therewith, if required by the Purchaser’s transfer agent, Purchaser will promptly after the effectiveness of a Registration Statement cause an opinion of counsel as to the effectiveness of such Registration Statement to be delivered to and maintained with its transfer agent, together with any other authorizations, certificates and directions required by the transfer agent, which authorize and direct the transfer agent to issue such Purchaser Shares without legend upon sale by the holder of such shares of Purchaser Shares under a Registration Statement.
(c) Rule 144 Information. For so long as the Registration Period continues, Purchaser will file in a timely manner all reports required to be filed by it under the Exchange Act and the rules and regulations promulgated thereunder and will take such further action to the extent required to enable the holders to sell the

Purchaser Shares pursuant to Rule 144 under the Securities Act (as such rule may be amended from time to time).
(d) Registration Expenses. All fees and expenses incident to Purchaser’s performance of or compliance with its obligations under this Section 7.11 (excluding any underwriting discounts and selling commissions) will be borne by Purchaser whether or not any Purchaser Shares are sold pursuant to a Registration Statement.
(e) Plan of Distribution. Under no circumstances will the Seller distribute (pro rata or otherwise), sell or otherwise transfer any of the Purchaser Shares to any one or more of the Seller Security Holders or adopt any plan or any resolutions relative to the foregoing.
7.12. Noncompetition and Nonsolicitation. For period of ten years from and after the Completion Date, the Seller will not engage directly or indirectly in all or any portion of the Business as conducted or proposed to be conducted by the Seller Group as of the Completion Date, including the research and development of technologies to grow, differentiate, purify, and use adult and embryonic stem cells, whether for the development of therapeutics or to permit the generation of highly purified stem cells and their differentiated progeny for use in genetic, pharmacological and toxicological screens, or otherwise, in the Restricted Territories. For a period of one year from and after the Completion Date, the Seller will not, directly or indirectly, (i) solicit for employment any employee of either the Acquired Group or the Purchaser, (ii) solicit for employment any Person whose employment with the Acquired Group was terminated within six months prior to such solicitation and such termination was not initiated by Purchaser, or (iii) otherwise induce or attempt to induce any such Person to terminate his employment with the Acquired Group or Purchaser (as the case may be). The Seller also agrees that it will not, for a period of five years from and after the Completion Date, either for itself or another Person, solicit, induce or entice any of the Acquired Group’s or Purchaser’s (as the case may be) Affiliates, customers, clients, or patrons, including, but not limited to, those upon whom the Acquired Group solicited, catered to or with whom the Acquired Group or its Representatives became acquainted with prior to the Completion, to cease doing business with the Acquired Group or Purchaser (as the case may be). If the final judgment of a court of competent jurisdiction declares that any term or provision of this Section 7.12 is invalid or unenforceable, the Parties hereto agree that the court making the determination of invalidity or unenforceability will have the power to reduce the scope, duration, or area of the term or provision, to delete specific words or phrases, or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement will be enforceable as so modified after the expiration of the time within which the judgment may be appealed.
7.13. Interim Financing. The Purchaser hereby agrees to enter into a facility agreement with Seller (the “Second Facility Agreement”) to provide to the Seller up to a principal amount of US$415,000 in immediately available funds, pursuant to a revolving credit facility in a maximum principal amount of US$415,000 (the “Credit Facility”) to be available for issuance at any time after the Effective Date solely for the working capital purposes and for the paying the Seller’s Transaction Expenses or expenses incurred after the Completion Date in connection with the non-trading administrative operations and/or proposed winding up of the Seller; provided, however, that the Purchaser will not be obligated to loan any amounts under the Credit Facility (a) upon the termination of this Agreement in accordance with its terms or (b) if the Seller has breached in any material respect any of its obligations under this Agreement, the Facility Agreement or the Second Facility Agreement and such breach has not been cured. Amounts drawn under the Credit Facility will be paid and evidenced in accordance with the terms of the Second Facility Agreement.
7.14. Amendment of Form 363. The Seller shall procure that the Company shall, within five (5) business days of the Effective Date, file with the UK Registrar of Companies a copy of the last Form 363 filed by the Company amended in manuscript to show that the Seller is the holder of 4,320,000 A ordinary shares of £0.0001 each and 10,995,000 ordinary shares of £0.0001 each in the capital of the Company. The Seller will use its reasonable best efforts to obtain the Required Stockholder Vote.
7.15. Further Assurances. From and after the Completion Date, upon the request of either the Seller or the Purchaser, each of the Parties hereto will do, execute, acknowledge and deliver all such further acts, assurances, deeds, assignments, transfers, conveyances and other instruments and papers as may be reasonably required or appropriate to carry out the Contemplated Transactions.
8.	CONDITIONS TO PURCHASER’S OBLIGATIONS AT THE COMPLETION.
     The obligation of the Purchaser to consummate the Acquisition (or any of the Contemplated Transactions) is subject to the fulfillment of each of the following conditions (unless waived by Purchaser in accordance with Section 13.3):
8.1. Representations and Warranties. The representations and warranties of the Seller contained in this Agreement and in any document, instrument or certificate delivered hereunder (a) that are not qualified by materiality or Material Adverse Effect will be true and correct in all material respects at and as of the Completion with the same force and effect as if made as of the Completion and (b) that are qualified by materiality or Material Adverse Effect will be true and correct in all respects at and as of the Completion with the same force and effect as if made as of the Completion, in each case, other than representations and warranties that expressly speak only as of a specific date or time, which will be true and correct as of such specified date or time.
8.2. Performance. The Seller will have performed and complied in all material respects, with all agreements, obligations and covenants contained in this Agreement and the Ancillary Agreements that are required to be performed or complied with by it at or prior to the Completion.

8.3. No Material Adverse Change. Since the Effective Date, there will have occurred no events nor will there exist circumstances which singly or in the aggregate have resulted in a Material Adverse Effect.
8.4. Compliance Certificate. The Seller will have delivered to Purchaser a certificate (signed by its president and its chief financial officer) to the effect that each of the conditions set forth in Sections 8.1, 8.2, 8.3, 8.5, 8.6, 8.7, 8.8, 8.9 and 8.10 have been satisfied.
8.5. Qualifications. No provision of any applicable Legal Requirement and no Governmental Order will prohibit the consummation of any of the Contemplated Transactions.
8.6. Absence of Litigation. No Action will be pending or threatened in writing by a Governmental Authority which may result in a Governmental Order (nor will there be any Governmental Order in effect) (a) which would prevent consummation of any of the Contemplated Transactions, (b) which would result in any of the Contemplated Transactions being rescinded following consummation, (c) which would limit or otherwise adversely affect the right of Purchaser to own the Acquired Assets, or to operate all or any material portion of either the Business or the Acquired Assets or (d) would compel Purchaser to dispose of all or any material portion of either the Business or the Acquired Assets or the business or assets of Purchaser or any of its Affiliates.
8.7. Consents, etc. Subject to Section 2.8, all actions by (including any authorization, consent or approval) or in respect of (including notice to), or filings with, any Governmental Authority or other Person that are required to consummate the Contemplated Transactions, all of which will have been obtained or made, in a manner reasonably satisfactory in form and substance to Purchaser, and no such authorization, consent or approval will have been revoked.
8.8. Required Third Party Consents. The Seller shall have delivered to Purchaser the consent, approval and waiver required under the agreements set forth on Schedule 8.8 in connection with the Contemplated Transactions.
8.9. Stockholder Approval. The Required Stockholder Vote will have been obtained in accordance with the requirements described in Section 7.6.
8.10. Discharge of Liens. All Liens on the Acquired Assets (other than the Permitted Liens) will have been discharged and released.
8.11. Compromise Agreements. Each of the individuals listed on Schedule 3.4(t) will have executed a compromise agreement with the Company in form and substance reasonably satisfactory to the Purchaser.

9.	CONDITIONS TO SELLER’S OBLIGATIONS AT THE COMPLETION.
     The obligation of the Seller to consummate the Acquisition (or any of the Contemplated Transactions) is subject to the fulfillment of each of the following conditions (unless waived by the Seller in accordance with Section 13.3):
9.1. Representations and Warranties. The representations and warranties of Purchaser contained in this Agreement and in any document, instrument or certificate delivered hereunder (a) that are not qualified by materiality or material adverse effect will be true and correct in all material respects at and as of the Completion with the same force and effect as if made as of the Completion and (b) that are qualified by materiality or material adverse effect will be true and correct in all respects at and as of the Completion with the same force and effect as if made as of the Completion, in each case, other than representations and warranties that expressly speak only as of a specific date or time, which will be true and correct as of such specified date or time.
9.2. Performance. Purchaser will have performed and complied with, in all material respects, all agreements, obligations and covenants contained in this Agreement that are required to be performed or complied with by Purchaser or at or prior to the Completion.
9.3. Compliance Certificate. Purchaser will have delivered to the Seller a certificate to the effect that each of the conditions set forth in Sections 9.1 and 9.2 have been satisfied.
9.4. Qualifications. No provision of any applicable Legal Requirement and no Governmental Order will prohibit the consummation of any of the Contemplated Transactions.
9.5. Absence of Litigation. No Action will be pending or threatened by a Governmental Authority in writing against the Seller which may result in a Governmental Order, nor will there be any Governmental Order in effect, (a) which would prevent consummation of any of the Contemplated Transactions or (b) which would result in any of the Contemplated Transactions being rescinded following consummation (and no such Governmental Order will be in effect).
9.6. Stockholder Approval. The Required Stockholder Vote will have been obtained in accordance with the requirements described in Section 7.6.
9.7. Issuance of Purchaser Shares. All necessary actions and authorizations will have been taken by the Purchaser to issue the Purchaser Shares to the Seller at Completion in accordance with this Agreement.
9.8. Release and Waiver. The waiver and release by the Purchaser of all right, title and interest (including, without limitation, all right to repayment of all loan monies and accrued interest) in respect of all monies outstanding (and all other Liabilities of the Seller) under the Facility Agreement and the Second Facility Agreement (and to release all liens, charges and other security interests granted in respect thereof).

10.	TERMINATION.
10.1. Termination of Agreement. This Agreement may be terminated (the date on which the Agreement is terminated, the “Termination Date”) at any time prior to the Completion:
(a) by mutual written consent of the Purchaser and Seller;
(b) by the Purchaser by providing written notice to the Seller at any time beginning 60 days after the Effective Date (the “Purchaser Drop Dead Date”) if the Completion will not have occurred by reason of the failure of any condition set forth in Section 8 to be satisfied (unless such failure is the result of one or more breaches or violations of, or inaccuracy in any covenant, agreement, representation or warranty of this Agreement by the Purchaser);
(c) by the Seller by providing written notice to the Purchaser at any time beginning 60 days after the date of this Agreement (the “Seller Drop Dead Date”) if the Completion will not have occurred by reason of the failure of any condition set forth in Section 9 to be satisfied (unless the failure to meet the conditions set forth in Section 9 is the result of one or more breaches or violations of, or inaccuracy in any covenant, agreement, representation, or warranty of this Agreement by the Seller);
(d) by either the Purchaser or Seller if a final non appealable Governmental Order permanently enjoining, restraining or otherwise prohibiting the Completion will have been issued by a Governmental Authority of competent jurisdiction;
(e) by Purchaser if either:
(i) there is a breach of, or inaccuracy in, any representation or warranty of the Seller contained in this Agreement as of the Effective Date or as of any subsequent date (other than representations or warranties that expressly speak only as of a specific date or time, with respect to which Purchaser’s right to terminate will arise only in the event of a breach of, or inaccuracy in, such representation or warranty as of such specified date or time); or
(ii) the Seller has breached or violated in any material respect any of its covenants and agreements contained in this Agreement, which breach or violation, in the case of either clause (i) or (ii) above, would give rise, or would reasonably be expected to give rise, to a failure of a Condition set forth in Section 8 and cannot be or has not been cured on or before the earlier of five (5) Business Days before the Purchaser Drop Dead Date or ten (10) Business Days after Purchaser notifies the Seller of such breach or violation;
(f) by the Seller if either:

(i) there is a breach of, or inaccuracy in, any representation or warranty of Purchaser contained in this Agreement as of the Effective Date or as of any subsequent date (other than representations or warranties that expressly speak only as of a specific date or time, with respect to which the Seller’s right to terminate will arise only in the event of a breach of, or inaccuracy in, such representation or warranty as of such specified date or time); or
(ii) the Purchaser has breached or violated in any material respect any of its covenants and agreements contained in this Agreement, which breach or violation, in the case of either clause (i) or (ii) above, would give rise, or would reasonably be expected to give rise, to a failure of a Condition set forth in Section 9 and cannot be or has not been cured on or before the earlier of five (5) Business Days before the Seller Drop Dead Date or ten (10) Business Days after the Seller notifies Purchaser of such breach or violation;
(g) by the Purchaser if the Required Stockholder Vote has not been delivered to the Purchaser in accordance with Section 7.6 prior to sixty (60) days following the Effective Date; or
(h) by the Seller if the Required Stockholder Vote has not been delivered to the Purchaser in accordance with Section 7.6 prior to sixty (60) days following the Effective Date provided that, prior to that date (i) the directors of the Seller have unanimously recommended (and have not withdrawn or amended such recommendation unless required to do so in order to comply with their fiduciary duties as a director of Seller and/or their obligations under the Code, the general law or any applicable rules or regulations) that the stockholders of the Seller should vote in favor of the Acquisition, (ii) the Seller has caused a valid general meeting of its stockholders to be duly convened and thereafter held and not adjourned at which the stockholders were asked to approve the Acquisition as required by Rule 15 of the AIM Rules for Companies and (iii) the Seller is not at that time, and has not been prior to that time, in breach of its obligations under Section 7.6 or Section 7.7.
10.2. Effect of Termination.
(a) In the event of the termination of this Agreement pursuant to Section 10.1, this Agreement, other than the provisions of Sections 4.37 and 5.15 (No Brokers), 7.8 (Expenses), 7.9 (Confidentiality), 7.10 (Publicity), 13.8 (Governing Law), 13.9 (Jurisdiction; Venue; Service of Process), 13.11 (Waiver of Jury Trial) and this Section 10.2, will then be null and void and have no further force and effect and all other rights and Liabilities of the Parties hereunder will terminate without any Liability of either Party to any other Person, except for Liabilities arising in respect of breaches under this Agreement by either Party on or prior to the Termination Date.

11.	INDEMNIFICATION.
11.1. Indemnification by the Seller. Subject to the limitations set forth in this Section 11, Purchaser and each of its Affiliates, and the Representatives and Affiliates of each of the foregoing Persons (each, a “Purchaser Indemnified Person”) will be indemnified by the Seller and held harmless from, against and in respect of any and all Actions, Liabilities, Governmental Orders, Liens, losses, damages, bonds, dues, assessments, fines, penalties, Taxes, fees, costs (including costs of investigation, defense and enforcement of this Agreement), expenses or amounts paid in settlement (in each case, including reasonable attorneys’ and experts fees and expenses), whether or not involving a Third Party Claim (collectively, “Losses”), incurred or suffered by Purchaser Indemnified Persons or any of them on or after the Completion as a result of, arising out of or relating to, directly or indirectly:
(a) any fraud or intentional misrepresentation of the Seller or any other entity within the Seller Group;
(b) any breach of, or inaccuracy in, any representation or warranty made by the Seller in this Agreement or in any Ancillary Agreement or any Schedule, instrument or certificate delivered pursuant to this Agreement (in each case, as such representation or warranty would read if all qualifications as to materiality, including each reference to the defined term “Material Adverse Effect,” were deleted therefrom; and, in the case of Section 4.15 (Intellectual Property), as such representations or warranties would read if all qualifications as to the Seller’s Knowledge were deleted therefrom);
(c) any breach or violation of any covenant or agreement of the Seller (including under this Section 11) in this Agreement or any Ancillary Agreement;
(d) Transaction Expenses of the Seller or its Subsidiaries;
(e) the Excluded Assets or the Excluded Liabilities;
(f) the application or the alleged application of the Transfer of Undertakings (Protection of Employment) Regulations 2006 including but not limited to any failure to inform or consult any employee and/or the termination of employment of any employee whose contract of employment transfers to the Acquired Group under TUPE by reason of, or in connection with, this Agreement;
(g) any circumstances in which Lorna Peers and/or Giorgio Reggiani are held or claim to be employees of the Seller and/or employees of any of the Operating Subsidiaries including in relation to any employee right, entitlement or benefit, income tax, national insurance contributions and any other form of taxation or social security cost; or
(h) any liability under PAYE and/or any employer or employee national insurance contributions (or the overseas equivalents) arising as a result of the vesting or exercise of such Awards, any liability attaching to a member of the

Acquired Group being deemed to be a liability of the Purchaser for the purpose of assessing the Purchaser’s loss. To the extent that any member of the Acquired Group has any outstanding liability or obligation to the Seller in respect of the Awards, the Seller shall irrevocably and unconditionally release or procure the release of such liability or obligation with effect from Completion.
11.2. Monetary Limitations. The Seller will have no obligation to indemnify Purchaser Indemnified Persons pursuant to Section 11.1(b) or Section 11.1(c), unless the aggregate amount of all such Losses incurred or suffered by Purchaser Indemnified Persons exceeds US$35,000 (the “Indemnification Threshold”) (at which point Purchaser Indemnified Persons will be indemnified for all such Losses, including the amount of the Indemnification Threshold and not only to the extent such Losses exceed the Indemnification Threshold), and the aggregate liability of the Seller with respect to any and all claims for Losses pursuant to Section 11.1(b) or 11.1(c) will not exceed the aggregate value of the Escrowed Shares as of the Completion Date (the “Indemnification Limit”). Claims for indemnification pursuant to Section 11.1(a), 11.1(d), 11.1(e), 11.1(f), 11.1(g) or 11.1(h) are not subject to the monetary limitations set forth in this Section 11.2.
11.3. Indemnity by the Purchaser. Subject to the limitations set forth in this Section 11, the Seller and each of its Affiliates, and the Representatives and Affiliates of each of the foregoing Persons (each, a “Seller Indemnified Person”), will be indemnified by the Purchaser and held harmless from and against and in respect of any and all Losses incurred or suffered by the Seller Indemnified Persons or any of them on or after the Completion as a result of, arising out of or relating to, directly or indirectly:
(a) any breach of, or inaccuracy in, any representation or warranty made by Purchaser in this Agreement (as such representation or warranty would read if all qualifications as to materiality, including each reference to the term “material adverse effect,” were deleted therefrom);
(b) any breach or violation of any covenant or agreement of Purchaser in or pursuant to this Agreement; or
(c) the Assumed Liabilities.
11.4. Monetary Limitations. Purchaser will have no obligation to indemnify the Seller pursuant to Section 11.3(a) or Section 11.3(b) unless and until the aggregate amount of all such Losses incurred or suffered by the Seller Indemnified Persons exceeds the Indemnification Threshold (at which point and Purchaser will indemnify the Seller Indemnified Persons for all such Losses, including the amount of the Indemnification Threshold and not only to the extent such Losses exceed the Indemnification Threshold), and the Purchaser’s aggregate liability with respect to any and all claims for Losses pursuant to Section 11.3(a) or 11.3(b) will not exceed the Indemnification Limit. Claims for indemnification pursuant to Section 11.3(c) are not subject to the monetary limitations set forth in this Section 11.4.

11.5. Time for Claims. All of the representations and warranties set forth in this Agreement, the Disclosure Letter or any Ancillary Agreement, instrument or certificate delivered pursuant to this Agreement will survive the Completion. No claim may be made or suit instituted seeking indemnification pursuant to Section 11.1 or 11.3 unless a written notice describing such claim in reasonable detail, in light of the circumstances then known to the Indemnified Party, is provided to the Indemnifying Party within twelve (12) months of the Completion, other than claims based upon fraud or intentional misrepresentation, which may be brought at any time prior to the expiration of the applicable statute of limitations. Where such written notice of a claim is to be provided by the Indemnified Party to the Indemnifying Party, then (subject to any further written agreement concerning the conduct of such claim as may be entered into by the Parties by way of settlement or otherwise) unless legal proceedings have been commenced by being both issued and served on the Indemnifying Party by the Indemnified Party within six (6) months of the date such written notice of claim was first given, then such written notice of claim shall be deemed withdrawn and all rights of the Indemnified Party against the Indemnifying Party in respect of such claim shall lapse.
11.6. Third Party Claims.
(a) Notice of Claim. If any third party notifies an Indemnified Party with respect to any matter (a “Third Party Claim”) which may give rise to an Indemnity Claim against an Indemnifying Party under this Section 11, then the Indemnified Party will promptly give written notice to the Indemnifying Party; provided, however, that no delay on the part of the Indemnified Party in notifying the Indemnifying Party will relieve the Indemnifying Party from any obligation under this Section 11, except to the extent such delay actually and materially prejudices the Indemnifying Party.
(b) Assumption of Defense, etc. The Indemnifying Party will be entitled to participate in the defense of any Third Party Claim that is the subject of a notice given by the Indemnified Party pursuant to Section 11. In addition, the Indemnifying Party will have the right to defend the Indemnified Party against the Third Party Claim with counsel of its choice reasonably satisfactory to the Indemnified Party so long as (i) the Indemnifying Party gives written notice to the Indemnified Party within fifteen (15) days after the Indemnified Party has given notice of the Third Party Claim that the Indemnifying Party will indemnify the Indemnified Party from and against the entirety of any and all Losses the Indemnified Party may suffer resulting from, arising out of, relating to, in the nature of, or caused by the Third Party Claim, (ii) the Indemnifying Party provides the Indemnified Party with evidence reasonably acceptable to the Indemnified Party that the Indemnifying Party will have adequate financial resources to defend against the Third Party Claim and fulfill its indemnification obligations hereunder, (iii) the Third Party Claim involves only money damages and does not seek an injunction or other equitable relief against the Indemnified Party, (iv) the Indemnified Party has not been advised by counsel that an actual or potential conflict exists between the Indemnified Party and the Indemnifying Party in connection with the defense of the Third Party Claim, (v) the Third Party

Claim does not relate to or otherwise arise in connection with Taxes, Intellectual Property, or any criminal or regulatory enforcement Action, (vi) settlement of, an adverse judgment with respect to or the Indemnifying Party’s conduct of the defense of the Third Party Claim is not, in the good faith judgment of the Indemnified Party, likely to be adverse to the Indemnified Party’s reputation or continuing business interests (including its relationships with current or potential customers, suppliers or other parties material to the conduct of its business) and (viii) the Indemnifying Party conducts the defense of the Third Party Claim actively and diligently. The Indemnified Party may retain separate co-counsel at its sole cost and expense and participate in the defense of the Third Party Claim, subject to the terms and conditions of this Section 11.6.
(c) Limitations on Indemnifying Party. The Indemnifying Party will not consent to the entry of any judgment or enter into any compromise or settlement with respect to the Third Party Claim without the prior written consent of the Indemnified Party, not to be unreasonably delayed, preconditioned or withheld, unless such judgment, compromise or settlement (i) provides for the payment by the Indemnifying Party of money as sole relief for the claimant, (ii) results in the full and general release of Purchaser Indemnified Persons or Seller Indemnified Persons, as applicable, from all liabilities arising or relating to, or in connection with, the Third Party Claim and (iii) involves no finding or admission of any violation of Legal Requirements or the rights of any Person and no effect on any other claims that may be made against the Indemnified Party.
(d) Indemnified Party’s Control. If the Indemnifying Party does not deliver the notice contemplated by clause (i) and the evidence contemplated by clause (ii) of Section 11.6(b) within fifteen (15) days after the Indemnified Party has given notice of the Third Party Claim, or otherwise at any time fails to conduct the defense of the Third Party Claim diligently, the Indemnified Party may defend, and may consent to the entry of any judgment or enter into any compromise or settlement with respect to, the Third Party Claim in any reasonable manner. If such notice and evidence is given on a timely basis and the Indemnifying Party conducts the defense of the Third Party Claim diligently but any of the other conditions in Section 11.6(b) is or becomes unsatisfied, the Indemnified Party may defend, and may consent to the entry of any judgment or enter into any compromise or settlement with respect to, the Third Party Claim; provided, however, that the Indemnifying Party will not be bound by the entry of any such judgment consented to, or any such compromise or settlement effected, without its prior written consent (which consent will not be unreasonably withheld, preconditioned or delayed). In the event that the Indemnified Party conducts the defense of the Third Party Claim pursuant to this Section 11.6(d), the Indemnifying Party will (a) advance the Indemnified Party promptly and periodically for the costs of defending against the Third Party Claim (including reasonable attorneys’ fees and expenses) and (b) remain responsible for any and all other Losses that the Indemnified Party may incur or suffer resulting from, arising out of, relating to, in the nature of or caused by the Third Party Claim to the fullest extent provided in this Section 11; provided, however, that in the event that it is finally determined by a Governmental Authority that the Indemnified Party was not entitled to be indemnified by the Indemnifying Party under this Section 11, then the Indemnified Party will reimburse the Indemnifying Party for the amounts advanced to the Indemnified Party under clause (a) of this Section 11.6(d).
(e) Consent to Jurisdiction Regarding Third Party Claim. Purchaser and Seller, each in its or their capacity as an Indemnifying Party, hereby consent to the non-exclusive jurisdiction of any court in which any Third Party Claim may be brought against any Indemnified Party for purposes of any claim which such Indemnified Party may have against such Indemnifying Party pursuant to this Agreement in connection with such Third Party Claim.
11.7. Source for Indemnification. The sole and exclusive right of recourse of any claim made by a Purchaser Indemnified Person under Section 11.1(b) or 11.1(c) will be to the Escrowed Shares. For the avoidance of doubt, the Seller will have no liability in respect of any claim made by any Purchaser Indemnified Person under Section 11.1(b) or 11.1(c) other than to the extent the liability of the Seller in respect thereof may be satisfied by a release of Escrowed Shares valued in accordance with this Section 11.7 (and to the extent no Escrowed Shares are available for such release, the Seller shall have no further liability whatsoever with respect to any such claim). Claims for indemnification pursuant to Section 11.1(a), 11.1(d), 11.1(e) , 11.1(f). 11.1(g) and 11.1(h) are not subject to the limitations set forth in this Section 11.7. For purposes of determining the number of Escrowed Shares to be distributed with respect to any claim for indemnification pursuant to this Section 11, the value of one share of Purchaser Common Stock will determined in accordance with the Valuation Methodology on the date of the notice given to the Escrow Agent with respect to the distribution of such shares.
11.8. Knowledge and Investigation. The right of any Purchaser Indemnified Person or Seller Indemnified Person to indemnification pursuant to this Section 11 will not be affected by any investigation conducted or knowledge acquired (or capable of being acquired) at any time, whether before or after the execution and delivery of this Agreement or the Completion, with respect to the accuracy of any representation or warranty, or performance of or compliance with any covenant or agreement, referred to in Sections 4, 6 and 7. The waiver of any condition contained in this Agreement or any Ancillary Agreement based on the breach of any such representation or warranty, or on the performance of or compliance with any such covenant or agreement, will not affect the right of any Purchaser Indemnified Person or Seller Indemnified Person, as applicable, to indemnification pursuant to this Section 11 based on such representation, warranty, covenant, or agreement.
11.9. Remedies Exclusive. The rights of each Purchaser Indemnified Person and each Seller Indemnified Person under this Section 11 will be the sole and exclusive remedy, both at law or in equity, for any Losses arising in any way out of this Agreement.
11.10. Right of Termination Only. The provisions of this Section 11 shall be without prejudice to the provisions of Section 10. Prior to the issuance of the Escrowed Shares at

Completion, the sole and exclusive remedy of the Purchaser under this Agreement for any breach of, or inaccuracy in, any representation or warranty made by the Seller in this Agreement, if so permitted in accordance with the provisions of Section 10.1(e), will be to terminate this Agreement pursuant to Section 10.
11.11. Adjustment to Acquisition Consideration. Any payments made to an Indemnified Party pursuant to this Section 11 will be treated as an adjustment to the Purchase Price for Tax purposes, except as otherwise required by applicable Legal Requirements.
11.12. No Double Recovery. Neither Party will be entitled to recover damages or otherwise obtain reimbursement or restitution more than once in respect of the same Losses.
12.	TAX MATTERS.
12.1. Transfer Taxes. All transfer, stamp, documentary, sales, use, registration, value-added, and other similar Taxes (including all applicable real estate transfer taxes) and related penalties, interest and additions to Taxes incurred in connection with this Agreement and the transactions contemplated hereby (“Transfer Taxes”) imposed by any relevant Taxing Authority (including any domestic federal, state, local or similar taxing authority) will be borne by Purchaser. Each Party, at its own cost, will make all commercially reasonable efforts and take such commercially reasonable actions to avail itself of all available exemptions to or reductions of such Transfer Taxes as reasonably requested by the other Party, and will otherwise cooperate with the other Party to avail itself of such exemptions to or reductions available pursuant to applicable Law.
12.2. Reasonable Cooperation. The Seller and Purchaser, at their own respective costs, will provide reasonable cooperation and information to each other in connection with (i) the preparation or filing of any Tax Return, amended Tax Return, Tax election, Tax consent or certification, or any claim for a Tax refund, (ii) any determination of liability for Taxes, and (iii) any audit, examination or other proceeding in respect of Taxes exclusively related to the Business. Any information obtained under this Section 12.2 will be kept strictly confidential (save to the extent otherwise known to such recipient Party other than by disclosure by such other Party or disclosure is required by law or such disclosure is made with the consent of the other Party), except as may be otherwise necessary in connection with the filing of Tax Returns, claims for a Tax refund or in conducting any audit, examination or other proceeding in respect of Taxes or as may be required to be disclosed by applicable law.
12.3. Filing of Tax Returns.

12.3.1. The Seller will during the 12 months subsequent to the Completion Date, provide reasonable assistance to the Purchaser and the Acquired Group in relation to the preparation by the Acquired Group of all reports and Tax Returns required to be submitted by the Acquired Group by Applicable Law relating to any pre-Completion Tax Periods (or any Tax Period current as of the Completion Date, insofar as concerns any period prior to the Completion Date). The Seller will procure that:
(a) the Purchaser is kept fully informed of the progress of all matters relating to the pre-Completion Tax Periods;
(b) the Purchaser promptly receives copies of all material written correspondence with any Taxing Authority insofar as it is relevant to the pre-Completion Tax Periods; and
(c) the Purchaser is afforded a reasonable opportunity to comment on all returns, claims, notices or other documents relating to Taxes (each, a “Tax Document”) or other non-routine correspondence before its submission to the relevant Taxing Authority and that its reasonable comments are taken into account (provided that, if the Purchaser fails to comment within fifteen Business Days of receipt, the Sellers will be entitled to submit the relevant Tax Document or correspondence to the relevant Taxing Authority without further reference to the Purchaser).
12.3.2. The Parties shall each use their commercially reasonable efforts to ensure that:
(a) no Tax Document is submitted to any Taxing Authority which is not true and accurate in all material respects; and
(b) the pre-Completion Tax Periods affairs of the Acquired Group are finalized as soon as reasonably practicable.
12.3.3. In relation to the accounting period accounting current at Completion, the Purchaser will provide to the Seller the draft Tax computations and Returns of the members of the Acquired Group and will ensure that the reasonable and timely comments of the Sellers or their duly authorized agents (to the extent relating to the period when the members of the Acquired Group were under the control of the Sellers) are incorporated prior to the submission of such computations and returns to the relevant Tax Authority.
12.3.4. For the avoidance of doubt the provisions of Sections 12.3.1 through 12.3.3 will not prejudice the allocation of Taxes pursuant to Section 12.4.
12.4. Allocation of Taxes. To the extent not allocated in this Agreement, the Seller will be responsible for, and will promptly pay when due, all Taxes levied with respect to the Acquired Assets attributable to the Pre-Completion Tax Period. All such Taxes levied with respect to the Acquired Assets for the Straddle Period will be apportioned between the Purchaser and the Seller based on the number of days of such Straddle Period included in the Pre-Completion Tax Period and the number of days of such Straddle Period included in the Post-Completion Tax Period. The Seller will be liable for the proportionate amount of such Taxes attributable to the Acquired Assets that is attributable to the Pre-Completion Tax Period, and Purchaser will be liable for the proportionate amount of such Taxes attributable to the Acquired Assets that is attributable to the Post-Completion Tax Period.
12.5. Reimbursement of Taxes. Upon receipt of any bill for Taxes described in Section 12.4 relating to the Acquired Assets, the Seller and Purchaser will each present a statement to the other setting forth the amount of reimbursement to which each is entitled under Section 12.4, together with such supporting evidence as is reasonably necessary to calculate the proration amount. The proration amount will be paid by the Party owing it to the other within ten (10) days after delivery of such statement. In the event that the Purchaser or Seller will make any payment for which it is entitled to reimbursement under this Section 12, the applicable Party will make such reimbursement promptly but in no event later than ten (10) days after the presentation of a statement setting forth the amount of reimbursement to which the presenting party is entitled along with such supporting evidence as is reasonably necessary to calculate the amount of reimbursement.
13.	MISCELLANEOUS.
13.1. Notices. All notices, requests, demands, claims, and other communications required or permitted to be delivered, given or otherwise provided under this Agreement must be in writing and must be delivered, given or otherwise provided:
(a) by hand (in which case, it will be effective upon delivery);
(b) by facsimile (in which case, it will be effective upon receipt of confirmation of good transmission);
(c) by electronic mail with confirmatory copies delivered promptly thereafter by hand or overnight delivery by a nationally recognized courier service (in which case it will be effective upon the later of confirmed receipt of such electronic mail message or the Business Day after being deposited with such courier service); or
(d) by overnight delivery by a nationally recognized courier service (in which case, it will be effective on the Business Day after being deposited with such courier service);
in each case, to the address (or facsimile number) listed below:
If to the Seller, to it at:
Stem Cell Sciences
At its registered office (as registered with the UK Registrar of Companies from time to time), being as follows as of the Effective Date:
Meditrina Building 260
Babraham Research Campus

Cambridge CB22 3A
United Kingdom
with a copy to (which will by itself not constitute notice to the Seller for any purposes under this Agreement):
Dr. Alastair J. Riddell
Holly tree
Whiteball
Wellington
Somerset TA21 0LX
United Kingdom
E-mail: a.j.riddell@btinternet.com
Attention: Alastair Riddell
with a further copy to (which will by itself not constitute notice to the Seller for any purposes under the Agreement):
Morrison & Foerster (UK) LLP
CityPoint
One Ropemaker Street
London
EC2Y 9AW
United Kingdom
Facsimile number: 00 44 20 7496 8532
Attention: James Halstead and Paul Claydon
Email: jhalstead@mofo.com and pclaydon@mofo.com
If to Purchaser, to it at:
3155 Porter Drive
Palo Alto, CA 94304
Facsimile number: 650-475-3129
Attention: Chief Executive Officer
Email: martin.mcglynn@stemcellsinc.com
with a copy to (which will by itself not constitute notice to or Purchaser for any purposes under this Agreement):
Ropes & Gray LLP
One International Place
Boston, Massachusetts 02110
Telephone number: (617) 951-7000

Facsimile number: (617) 951-7050
Attention: Geoffrey Davis, Esq.
Email: Geoffrey.Davis@ropesgray.com
Each of the Parties to this Agreement may specify a different address or facsimile number by giving notice in accordance with this Section 13.1 to the other Party hereto.
13.2. Succession and Assignment; No Third-Party Beneficiary. Subject to the immediately following sentence, this Agreement will be binding upon and inure to the benefit of the Parties hereto and their respective successors and permitted assigns, each of which such successors and permitted assigns will be deemed to be a party hereto for all purposes hereof. No Party may assign, delegate or otherwise transfer either this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of the other Party. Save as expressly provided in this Agreement, no person who is not a party to this Agreement will have any rights under the Contracts (Rights of Third Parties) Act 1999 to enforce any term of this Agreement.
13.3. Amendments and Waivers. No amendment or waiver of any provision of this Agreement will be valid and binding unless it is in writing and signed, in the case of an amendment, by the Purchaser and Seller, or in the case of a waiver, by the Party against whom the waiver is to be effective. No waiver by any Party of any breach or violation or, default under or inaccuracy in any representation, warranty or covenant hereunder, whether intentional or not, will be deemed to extend to any prior or subsequent breach, violation, default of, or inaccuracy in, any such representation, warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence. No delay or omission on the part of any Party in exercising any right, power or remedy under this Agreement will operate as a waiver thereof.
13.4. Entire Agreement. This Agreement, together with the Ancillary Agreements and any documents, instruments and certificates explicitly referred to herein or therein, constitute the entire agreement among the Parties hereto with respect to the subject matter hereof and supersedes any and all prior discussions, negotiations, proposals, undertakings, understandings and agreements, whether written or oral, with respect thereto (save for the Confidentiality Agreement).
13.5. Counterparts. This Agreement may be executed in any number of counterparts with signatures delivered by facsimile or .pdf electronic file, each of which will be deemed an original as if delivered in person, but all of which together will constitute but one and the same instrument.
13.6. Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction will not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. In the event that any provision hereof would, under applicable Legal Requirements, be invalid or unenforceable in any respect, each Party hereto intends that such provision will be construed by modifying or limiting it so as to be valid and enforceable to the maximum extent compatible with, and possible under, applicable Legal Requirements.
13.7. Construction. The Parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement will be construed as if drafted jointly by the Parties and no presumption or burden of proof will arise favoring or disfavoring either Party by virtue of the authorship of any of the provisions of this Agreement. The Parties intend that each representation, warranty and covenant contained herein will have independent significance. If any Party has breached or violated, or if there is an inaccuracy in, any representation, warranty or covenant contained herein in any respect, the fact that there exists another representation, warranty or covenant relating to the same subject matter (regardless of the relative levels of specificity) which the Party has not breached or violated, or in respect of which there is not an inaccuracy, will not detract from or mitigate the fact that the Party has breached or violated, or there is an inaccuracy in, the first representation, warranty or covenant.
13.8. Governing Law. This Agreement, the rights of the Parties and all Actions arising in whole or in part under or in connection herewith, will be governed by and construed in accordance with the domestic substantive laws of The State of Delaware, without giving effect to any choice or conflict of law provision or rule that would cause the application of the laws of any other jurisdiction.
13.9. Jurisdiction; Venue; Service of Process.
(a) Jurisdiction. Subject to the provisions of Section 13.10, each Party to this Agreement, by its execution hereof, (a) hereby irrevocably submits to the jurisdiction of the state courts of The State of Delaware and the U.S. District Court sitting in Wilmington for the purpose of any Action between the Parties arising in whole or in part under or in connection with this Agreement, (b) hereby waives to the extent not prohibited by applicable Legal Requirements, and agrees not to assert, by way of motion, as a defense or otherwise, in any such Action, any claim that it is not subject personally to the jurisdiction of the above-named courts, that its property is exempt or immune from attachment or execution, that any such Action brought in one of the above-named courts should be dismissed on grounds of forum non conveniens, should be transferred or removed to any court other than one of the above-named courts, or should be stayed by reason of the pendency of some other proceeding in any other court other than one of the above-named courts, or that this Agreement or the subject matter hereof may not be enforced in or by such court and (c) hereby agrees not to commence any such Action other than before one of the above-named courts. Notwithstanding the previous sentence, a Party may commence any Action in a court other than the above-named courts solely for the purpose of enforcing an order or judgment issued by one of the above-named courts.
(b) Venue. Each Party agrees that for any Action between the Parties arising in whole or in part under or in connection with this Agreement, such Party bring

Actions only in the city of Wilmington, Delaware. Each Party further waives any claim and will not assert that venue should properly lie in any other location within the selected jurisdiction.
(c) Service of Process. Each Party hereby (i) consents to service of process in any Action between the Parties arising in whole or in part under or in connection with this Agreement in any manner permitted by Delaware law, (ii) agrees that service of process made in accordance with clause (i) or made by registered or certified mail, return receipt requested, at its address specified pursuant to Section 13.1, will constitute good and valid service of process in any such Action and (iii) waives and agrees not to assert (by way of motion, as a defense, or otherwise) in any such Action any claim that service of process made in accordance with clause (i) or (ii) does not constitute good and valid service of process.
13.10. Specific Performance. Each Party acknowledges and agrees that the other would be damaged irreparably in the event any of the provisions of this Agreement are not performed in accordance with their specific terms or otherwise are breached or violated. Accordingly, each of the Parties agrees that, without posting bond or other undertaking, the other Party will be entitled to an injunction or injunctions to prevent breaches or violations of the provisions of this Agreement and to enforce specifically this Agreement and the terms and provisions hereof in any Action instituted in any court of the United States or any state thereof having jurisdiction over the Parties and the matter in addition to any other remedy to which it may be entitled, at law or in equity. Each Party further agrees that, in the event of any action for specific performance in respect of such breach or violation, it will not assert that the defense that a remedy at law would be adequate.
13.11. Waiver of Jury Trial. TO THE EXTENT NOT PROHIBITED BY APPLICABLE LAW THAT CANNOT BE WAIVED, THE PARTIES HEREBY WAIVE, AND COVENANT THAT THEY WILL NOT ASSERT (WHETHER AS PLAINTIFF, DEFENDANT OR OTHERWISE), ANY RIGHT TO TRIAL BY JURY IN ANY ACTION ARISING IN WHOLE OR IN PART UNDER OR IN CONNECTION WITH THIS AGREEMENT OR ANY OF THE CONTEMPLATED TRANSACTIONS, WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER SOUNDING IN CONTRACT, TORT OR OTHERWISE. THE PARTIES AGREE THAT ANY OF THEM MAY FILE A COPY OF THIS PARAGRAPH WITH ANY COURT AS WRITTEN EVIDENCE OF THE KNOWING, VOLUNTARY AND BARGAINED-FOR AGREEMENT AMONG THE PARTIES IRREVOCABLY TO WAIVE ITS RIGHT TO TRIAL BY JURY IN ANY PROCEEDING WHATSOEVER BETWEEN THEM RELATING TO THIS AGREEMENT OR ANY OF THE CONTEMPLATED TRANSACTIONS AND THE FOREGOING WILL INSTEAD BE TRIED IN A COURT OF COMPETENT JURISDICTION BY A JUDGE SITTING WITHOUT A JURY.
[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, each of the undersigned has executed this Agreement as an agreement under seal as of the date first above written.

Stem Cell Sciences plc
By:	/s/ Alastair Riddell
Name:	Alastair Riddell
Title:	Chief Executive Officer

StemCells, Inc.
By:	/s/ Martin M. McGlynn
Name:	Martin M. McGlynn
Title:	President & Chief Executive Officer